PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266610

1,561,375 Shares of Common Stock

SACKS PARENTE GOLF, INC.

Common Stock

This prospectus relates to the resale of 1,561,375 shares of our Common Stock held by Speicher Limited and Nippon Xport Ventures, Inc. (the “Non-IPO Selling Stockholders”).

The shares offered by this prospectus may be sold by the Non-IPO Selling Stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of 3,200,000 shares of our Common Stock which we are offering for sale to the public through our underwriters of the IPO.

The shares of our Common Stock are listed on The Nasdaq Capital Market under the symbol “SPGC”.

The distribution of the shares by the Non-IPO Selling Stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the Non-IPO Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Non-IPO Selling Stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 9 to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors.

Sales of the shares of our Common Stock registered in this prospectus and the prospectus related to the initial public offering (“IPO”) of 3,200,000 shares of our Common Stock will result in two offerings taking place concurrently which might affect price, demand, and liquidity of our Common Stock.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 23, 2023.

EXPLANATORY NOTE

Concurrent with this offering, the Company is registering shares of Common Stock in connection with an initial public offering of 3,200,000 shares of our Common Stock through the underwriters (the “IPO”). Sales by stockholders that purchased shares in our Common Stock from the initial public offering may reduce the price of our Common Stock, demand for our shares and, as a result, the liquidity of your investment.

We have not, and the underwriters of the IPO have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or the “Company” refer to Sacks Parente Golf, Inc.

Company Overview

Description of Our Operations, Principal Activities and Key Factors

Sacks Parente Golf, Inc. (“we,” the “Company” or “SPG”) is a technology-forward golf company, with a growing portfolio of golf products, including putting instruments, golf shafts, golf grips, and other golf-related products. In April 2022, in consideration of our growth opportunities in shaft technologies, we expanded our manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. We intend to manufacture and assemble substantially all products in the United States. We anticipate expanding into golf apparel and other golf related product lines to enhance our growth. Our future expansions may include broadening our offerings through mergers, acquisitions or internal developments of product lines that are complementary to our premium brand.

Product Portfolio Characteristics

We design, manufacture and sell technology-forward, high-quality golf equipment, which is comprised of putting instruments, golf shafts, golf grips and related product groups. We design our golf products to fit golfers of all skill levels, amateur and professional, and our products are designed with the goal of conforming to the Rules of Golf as published by the United States Golf Association (“USGA”) and the ruling authority (“The R&A”).

Our Products

Our equipment includes putting instruments, golf shafts and grips. Our putting instruments are generally made of steel, aluminum, titanium alloys, carbon fiber, tungsten, and various other materials, including our patented magnesium face plate technologies. All of our products are currently sold under the SPG brand, but we intend to private label and sell certain components to interested third parties.

Our shaft and putter technology has been shown by The Golf Lab, a Canadian golf research and education provider, to improve players’ ability to make putts, feel of the putter head, stroke, face angle at impact, and consistency for distance control. Our management believes that our proprietary shaft designs can enhance the performance of players’ putters as well as drivers and other golf clubs. Further, our management believes that these innovative designs, along with our proprietary manufacturing techniques, create performance improvements over traditional golf shafts.

Markets

Our products are sold in the Americas, Asia, Latin America and Europe through multiple channels including wholesale, retail and online through our websites.

Our Strategy

According to Golf Datatech, the golf industry overall has benefitted from exceptionally strong growth and positive market trends since the middle of 2020. The onset of the COVID-19 pandemic in early 2020 and its impact on the economy initially harmed businesses in the golf industry, as with businesses in most other industries. However, participation in golf underwent a resurgence due to the ability of people to play the game and interact while remaining socially distant in a safe, outdoor setting. Research by the National Golf Foundation (“NGF”) published in January 2022 shows overall golf participation increased by 600,000 to 37.5 MM in 2021 with growth split evenly between on-and off-course. As such, our industry began to experience significant growth in sales. Well-established companies were able to capitalize quickly on the renewed interest in the sport, while newer companies such as ours struggled with supply chain problems that were beyond our control. When the US Government blocked all imports from Myanmar, our source for carbon fiber shafts was instantly eliminated. With no supplier for shafts, our ability to deliver product and grow channels of distribution was materially impacted. However, our management adapted and within 12 months overcame this issue by opening our own carbon fiber shaft manufacturing facility in St. Joseph, MO. Further we have added additional suppliers for putter heads located in the US to help mitigate the risk of a repeat event. With these changes now implemented we believe we are positioned to rapidly grow.

We believe that the golf industry will continue its resurgence, as people have discovered, or rediscovered, this great game. A rapid growth in off-course, golf-themed venues has further added to the overall growth of golf and led to increased golf participation. This “golf entertainment” and off-course golf phenomenon has contributed to an increased number of new players to the sport. Research by the NGF provides that in 2021, 12.4 million people participated exclusively in off-course golf activities at places such as driving ranges, indoor gold simulators, or golf entertainment venues. Further, according to statistics from the NGF, 17.8 million people who did not play golf in 2021 said they are “very interested” in playing golf on a golf course, and this increase in the pool of potential golfers is attributable in part to the growth and popularity of off-course golf. We believe that this newfound focus on golf provides a strong underlying foundation for continued growth in the industry as a whole.

We believe our technology-forward products, combined with a successful global expansion strategy, will result in both short-term and long-term positive results that will outpace the industry average.

Looking ahead, we may continue to explore additional opportunities for growth through strategic mergers and acquisitions that help strengthen our brand and business, and reinforce our goal to re-write the status quo in the newly burgeoning golf industry.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware of before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Some of the risks involved with the offering include the following:

Risks Related to Our Industry and Business

●	A reduction in the number of rounds of golf played or in the number of golf participants could adversely affect our sales.
●	We may face increased labor costs or labor shortages that could slow growth and adversely affect our business, results of operations and financial condition.
●	COVID-19, its variants, and related governmental restrictions have had, and may continue to have, a material and adverse effect on our business, financial condition, results of operations, supply and distribution chains and ability to manage our operations.
●	Unfavorable economic conditions, as a result of new COVID-19 or variant outbreaks, inflation, global political unrest such as the conflict in Ukraine, or otherwise, could have a negative impact on consumer discretionary spending and therefore negatively impact our results of operations, financial condition and cash flows.
●	A severe or prolonged economic downturn could adversely affect our customers’ financial condition, their levels of business activity and their ability to pay trade obligations.
●	We face intense competition in each of our markets, and if we are unable to compete effectively, it could have a material adverse effect on our business, results of operations, financial condition and growth prospects.
●	Our planned expansion into the golf apparel business, Asia investments, product launches, and newly opened shaft operations are new or unproven business ventures and all are subject to various risks and uncertainties, and our growth and strategic plans may not be fully realized.

●	Our shafts growth strategy depends in part on our ability to get product into retail locations in existing and new markets and failure to succeed on this strategy may lead to our inability to reach sales growth goals.
●	We may be unable to successfully manage the frequent introduction of new products that satisfy changing consumer preferences.
●	Our business depends on building strong brands and performance enhancing equipment, and if we are unable to maintain and enhance our brands or build a strong reputation, including as a result of negative publicity or actions and successes by our ambassadors, our sales may be adversely affected.
●	Our business and operating results are subject to seasonal fluctuations, which could result in fluctuations in our operating results and stock price.
●	Our sales and business could be materially and adversely affected if our ambassadors, professional athletes, celebrities and other endorsers do not endorse or use our products.
●	Any significant changes in U.S. trade or other policies that restrict, or block imports or increase import tariffs could have a material adverse effect on our results of operations.
●	Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

Risks Related to Operations, Manufacturing, and Technology

●	We will have significant international exposure and therefore are exposed to risks associated with doing business globally.
●	Any difficulties from strategic acquisitions, opening of new manufacturing or retail facilities, or businesses that we pursue or consummate, could adversely affect our business, financial condition and results of operations.
●	If we inaccurately forecast demand for our products, we may manufacture either insufficient or excess quantities, which, in either case, could adversely affect our financial performance.
●	Our planned expansion of international operations could be harmed if we fail to successfully transition our business processes on a global scale.
●	We may be subject to product warranty claims that require the replacement or repair of products sold. Such warranty claims could adversely affect our results of operations and relationships with its customers.
●	Failure to adequately enforce our intellectual property rights could adversely affect our reputation and sales.
●	Cyber-attacks, unauthorized access to, or accidental disclosure of, consumer personally-identifiable information that we collect may result in significant expense and negatively impact our reputation and business.

Risks Related to Regulations

●	Regulations related to “conflict minerals” require us to incur additional expenses and could limit the supply and increase the cost of certain metals used in manufacturing our products.
●	Changes in, or any failure to comply with, data privacy laws, regulations, and standards may adversely affect our business.

Risks related to our Common Stock:

●	An active trading market for our Common Stock may not be established or, if established, may not continue and the trading price for our Common Stock may fluctuate significantly.
●	If we fail to meet the continued listing requirements for the Nasdaq market, our Common Stock may be de-listed from Nasdaq, which could limit investors’ ability to make transactions in our Common Stock and subject us to additional trading restrictions.
●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Common Stock for a return on your investment.
●	If securities or industry analysts do not publish research or reports about our business causing us to lose visibility in the financial markets or if they adversely change their recommendations regarding our Common Stock, the market price for our Common Stock and trading volume could decline.

Risks Related to Tax and Financial Matters

●	Changes in tax law and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.
●	Our ability to utilize all or a portion of our U.S. deferred tax assets may be subject to limitations.
●	Our obligations and certain financial covenants contained under our existing credit facilities expose us to risks that could materially and adversely affect our liquidity, business, operating results, financial condition and limit our flexibility in operating its business.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financial statements to those of other public companies more difficult. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Corporate Information

We were formed in 2018 as Sacks Parente Golf Company, LLC, a Delaware limited liability company. On March 18th, 2022, we converted into a Delaware corporation named Sacks Parente Golf, Inc. Pursuant to our Plan of Conversion, all of the outstanding ownership interests in Sacks Parente Golf Company, LLC, and rights to receive such interest were converted into and exchanged for shares of common stock of Sacks Parente Golf, Inc.

THE OFFERING

Shares offered by us	1,561,375 shares

Common stock outstanding prior to the IPO	10,834,495 shares

Risk factors	See “Risk Factors” on page 9 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	SPGC

The number of shares of Common Stock outstanding is based on 10,834,495 shares of our Common Stock outstanding as of March 31, 2023, at an initial public offering price of $4.00 per share, and excludes as of such date:

●	2,290,835 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $1.00 per share, as well as any future increases in the number of shares of our common stock reserved for issuance under our equity incentive plan.

●	561,375 shares of common stock subject to possible redemption.

Selected Summary Consolidated Financial Data

The following tables summarize our historical financial data as of and for the periods indicated. We derived the summary statement of operations data for the years ended December 31, 2022 and 2021 and our summary balance sheet data as of December 31, 2022 set forth below from our audited financial statements contained elsewhere in this prospectus. We derived the summary statement of operations data for the three months ended March 31, 2023 and 2022 and our summary balance sheet data as of March 31, 2022 from our unaudited condensed financial statements contained elsewhere in this prospectus, and such summary information is not necessarily indicative of results to be expected for the full year. The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of March 31, 2023 and the results of operations for the three months ended March 31, 2023 and 2022. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus and are qualified in their entirety by those financial statements and related notes. Our historical results are not necessarily indicative of our future results.

Consolidated Statement of Operations Data:

In the table below, amounts are rounded to nearest thousands, except share and per share amounts.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$90,000	$65,000	$190,000	$200,000
Cost of goods sold	46,000	20,000	110,000	116,000
Operating expenses	941,000	187,000	2,947,000	378,000
Loss on extinguishment of debt	-	-	(574,000)	-
Interest	(20,000)	(2,000)	(64,000)	(8,000)
Net loss	$(917,000)	$(144,000)	$(3,505,000)	$(302,000)
Net loss per share, basic and diluted	$(0.08)	$(0.01)	$(0.34)	$(0.03)
Weighted-average shares used in computing net loss per share, basic and diluted	10,798,834	9,787,360	10,433,820	9,170,760

Balance Sheet Data

In the table below, amounts are rounded to nearest thousands.

	March 31, 2023	December 31, 2022
	(unaudited)
Balance Sheet Data:
Cash and restricted cash	$30,000	$171,000
Total current assets	$161,000	$331,000
Total assets	$709,000	$710,000
Total current liabilities	$2,714,000	$2,166,000
Long-term debt, net of current portion	$26,000	$6,000
Total liabilities	$2,740,000	$2,172,000
Common stock subject to possible redemption	$480,000	$420,000
Total stockholders’ deficit	$(2,511,000)	$(1,882,000)

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Industry and Business

A reduction in the number of rounds of golf played or in the number of golf participants could adversely affect sales.

We currently generate the majority of our revenues from the sale of golf putting instruments, golf shafts, golf grips and related gear. The demand for golf-related products in general, as well as the demand for golf-related soft goods, is directly related to the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases or the number of rounds of golf played decreases, sales of our products may be adversely affected. In the future, the overall dollar volume of the market for golf-related products may not grow or may decline.

In addition, the demand for golf products is directly related to the popularity of magazines, cable channels and other media dedicated to golf, television coverage of golf tournaments and attendance at golf events. We depend on the exposure of our products through advertising and the media or at golf tournaments and events. Any significant reduction in television coverage of, or attendance at, golf tournaments and events (whether as a result of COVID-19 incidences, related restrictions or otherwise) or any significant reduction in the popularity of golf magazines or golf television channels, could reduce the visibility of our brand and could adversely affect sales.

We may have limited opportunities for future growth in sales of golf products.

In order for us to significantly grow sales of golf putting instruments or golf shafts, we must either increase our share of the market for golf putters or golf shafts, develop markets in geographic regions historically underrepresented by our products, or the overall market for golf equipment or golf shafts must grow. We currently have no significant share of worldwide sales of golf equipment and golf shafts and the golf industry is very competitive. As such, gaining market share quickly or at all is difficult. Therefore, opportunities for additional market share may be limited given the challenging competitive nature of the golf industry, and the overall dollar volume of worldwide sales of golf equipment or golf shafts may not grow or may decline.

We may face increased labor costs or labor shortages that could slow growth and adversely affect our business, results of operations and financial condition.

Labor is a primary component in the cost of operating our business. If we face labor shortages or increased labor costs because of inflation, increased competition for employees, higher employee turnover rates, the impact of the ongoing COVID-19 pandemic or other pandemics, increases in the federally-mandated or state-mandated minimum wage, changes in exempt and non-exempt status, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our operating expenses could increase and our growth could be adversely affected. With specific regard to inflationary pressures, the annual inflation rate in the US accelerated to 9.1% in June of 2022, the highest since November of 1981. We are focusing on this issue now as we have already seen some increases in material costs for various metals and carbon fiber, and costs associated with shipping and receiving goods. We may see additional pressure on labor costs, both inside the Company and from suppliers as they face these same issues. For the moment, we are able to maintain the price point of all of our products without material reduction in margins.

Furthermore, the successful operation of our business depends upon the ability to attract, motivate and retain a sufficient number of qualified executives, managers and skilled employees. From time to time, there may be a shortage of skilled labor in certain of the communities in which we operate. Shortages of skilled labor may make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees, which could disrupt the ability to get product to market, to produce products, to acquire suitable companies or partners and adversely impact some or all of our operations and our profitability. Furthermore, competition for qualified employees, particularly in markets where such shortages exist, could require us to pay higher wages, which could result in higher labor costs. Companies in the golf industry have also historically experienced relatively high turnover rates, which may also result in higher labor costs. Accordingly, if we are unable to recruit and retain sufficiently qualified individuals, our business, results of operations, financial condition and growth prospects could be materially and adversely affected.

In addition, immigration reform continues to attract significant attention in the public arena and the U.S. Congress. If new immigration legislation is enacted, such laws may contain provisions that could increase our costs in recruiting, training and retaining employees. Also, although our hiring practices comply with the requirements of federal law in reviewing employees’ citizenship or authority to work in the United States, changes or adaptations to these laws may negatively impact our business.

The COVID-19 pandemic has had, and is expected to continue to have, a material and adverse effect on our business, financial condition and results of operations.

The outbreak of COVID-19 created considerable instability and disruption in the U.S. and world economies. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and domestic and international governmental authorities around the world have issued orders, mandates, decrees and directives (collectively, “COVID Orders”), including travel restrictions, “stay-at home” orders and “social distancing” measures and business shutdowns. These measures have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many markets around the world.

In addition, the COVID-19 pandemic caused disruption in our supply as well as distribution chains for our golf equipment and therefore we have begun to invest in our own US based manufacturing operations for production of our products. These changes in manufacturing locations and costs could create adverse effects to the costs of goods sold thereby making our products non-competitive in price or cause material reductions in gross margins that ultimately lead to lower profitability.

Further, we have been, and may continue to be, negatively impacted by the heightened governmental regulations and travel advisories, recommendations by the U.S. Department of State, the Centers for Disease Control and Prevention and similar foreign authorities, and travel bans and restrictions, each of which has significantly impacted businesses of all types. We cannot predict how this may affect our future plans, our ability to scale sales and or distribution with continued concerns over safety and/or depressed consumer sentiment due to adverse economic conditions, including but not limited to inflation and higher unemployment.

We are unable to accurately predict the impact that the COVID-19 pandemic or its variants and the resulting disruptions will have on any of our operations going forward due to the currently unknowable duration, scope and severity of the COVID-19 pandemic or it’s variants and the timing and effectiveness of vaccines and their distribution. Also, we are unable to accurately predict the impact of the ongoing governmental regulations that have been imposed or new regulations that may be imposed in response to this or other pandemics. Demand for our products and services may weaken for a significant length of time and we cannot predict if and when such demand will return to normal levels. In the event of a nonpayment, default or bankruptcy by a failing distribution partner, our cash flows may be adversely impacted, costs may be incurred to protect our contractual rights, and we may be unable to recognize the revenue that we would otherwise expect to receive from such party.

Although we took actions to significantly reduce costs, maximize liquidity and strengthen our operating and financial position, to weather the pandemic, there can be no assurance that in the future, such actions will be able to counteract global economic impacts of another COVID-19 pandemic or other variant pandemics. If we experience a decline in revenues, cash flows or earnings due to COVID-19 or the like, we may have difficulty paying interest and principal amounts due on credit facilities or other indebtedness and meeting certain of the financial covenants contained in such credit facilities that we will have established. Also, since additional financing will be required to implement our business plan, such financing may not be available to us on acceptable terms, or at all. While it is premature to predict the ultimate impact of these developments, we expect results in the near-term and beyond may be adversely impacted. Furthermore, when global conditions return to a normal state, we may experience difficulties establishing or growing additional operations in an effective manner.

To the extent a pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, including, without limitation, risks relating to changes in demand for our products or the supply of the components and materials used to make our products, potential levels of indebtedness, need to generate sufficient cash flows to service our potential indebtedness, ability to comply with the obligations and financial covenants contained in credit facilities, availability of adequate capital, the ability to execute our strategic plans, U.S. trade, tax or other policies that restrict imports or increase import tariffs, ability to successfully expand into retail locations, regulatory restrictions that prevent materials or product imports. In addition, if in the future there is a further outbreak of COVID-19 or a variation thereof, or an outbreak of another highly infectious or contagious disease or other health concern, we may be subject to similar risks as posed by COVID-19.

Unfavorable economic conditions, including as a result of the COVID-19 pandemic, inflation or otherwise, could have a negative impact on consumer discretionary spending and therefore negatively impact our results of operations, financial condition and cash flows.

Our products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of golf products and to spend on leisure and out-of-home entertainment during favorable economic conditions and when consumers are feeling confident and prosperous. Any actual or perceived deterioration or weakness in general, regional or local economic conditions, unemployment levels, the job or housing markets, consumer debt levels or consumer confidence, as well as other adverse economic or market conditions due to COVID-19, inflation, or otherwise may lead to customers having less discretionary income to spend on entertainment and recreational activities, and may result in significant fluctuations and spending patterns year to year. Discretionary spending is also affected by many other factors, including general business conditions, interest rates, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Purchases of our products and services could decline during periods when disposable income is lower, or during periods of actual or perceived unfavorable economic conditions, including as a result of the COVID-19 pandemic. A significant or prolonged decline in general economic conditions or uncertainties regarding future economic prospects that adversely affect consumer discretionary spending, whether in the United States or in our international markets, could result in reduced sales of our products, which in turn would have a negative impact on our results of operations, financial condition and cash flows.

A severe or prolonged economic downturn could adversely affect our wholesale customers’ financial condition, their levels of business activity and their ability to pay trade obligations.

We primarily sell our products to consumers online, retailers and wholesalers directly, through distribution and certain other outlets, like golf fitters. We perform credit evaluations of larger distribution customers’ financial condition and generally require no collateral from these customers. However, a severe or prolonged downturn in the general economy could adversely affect the retail market which in turn, would negatively impact the liquidity and cash flows of these distribution customers, including the ability of such customers to obtain credit to finance purchases of our products and to pay their trade obligations. In addition, as a result of COVID-19 related restrictions or public safety measures, many retail stores have been and may continue to operate in a more limited capacity, which could result in fewer consumers purchasing our products. This could result in increased delinquent or uncollectible accounts for some of our customers. A failure by these customers to pay on a timely basis a significant portion of outstanding account receivable balances would adversely impact our results of operations, financial condition and cash flows.

We face intense competition in all of our markets, and if we are unable to compete effectively, it could have a material adverse effect on our business, results of operations, financial condition and growth prospects.

Our golf putting instruments, golf shaft products, grips and other products exist in a highly competitive marketplace, that is served by a number of well-established and well-financed companies with recognized brand names. In particular four major competitors enjoy the majority of U.S. market share in golf.

With respect to golf equipment sales, new product introductions, price reductions, consignment sales, extended payment terms, “close outs”, tour and advertising spending by competitors continue to generate intense market competition. Furthermore, downward pressure on pricing in the market for products like ours could have a significant adverse effect on our business.

With respect to golf shaft sales, our competitors do incur significant costs in the areas of advertising, tour and other promotional support. We believe to be competitive, we also will incur significant expenses in tour, advertising and promotional support. In addition, we have invested, and may continue to invest in the future, significant capital into upgrades in our manufacturing and assembly facilities, including our new golf shaft manufacturing facility in St. Joseph, MO to remain on the forefront of technological and competitive innovation. Unless there is a change in competitive conditions, these competitive pressures and increased costs could adversely affect the profitability of our business.

If we are unable to grow or if competitors copy our intellectual property forcing high legal costs to defend our patents, scaling our business could be materially adversely affected and our business, financial condition and results of operations could suffer.

If we are unable to successfully manage the introduction of new products that perform and satisfy changing consumer preferences, it could significantly and adversely impact financial performance and prospects for future growth.

Our golf products, like those of our competitors, generally have a life cycle. Depending on the product, it is considered typical, within the industry, that revenue from a new product rises and peaks within a three year period, with sales occurring at a higher rate in the first two years than in the third. Factors driving a product life cycle include the rapid introduction of competitive products, consumer demands for the latest technology or a professional who uses the product and is victorious in a major tournaments. In this marketplace, it is reasonable to assume our annual revenues can be affected each year by the introduction of new products, those that are in their first two years of the product life cycle, and successful professional use.

These marketplace conditions raise a number of issues that we must successfully manage. For example, we must properly anticipate consumer preferences and design products that meet those preferences while also complying with restrictions imposed on golf equipment by the Rules of Golf (see further discussion of the Rules of Golf below) or our new products will not achieve sufficient market success to compensate for the usual decline in sales experienced by products already in the market. Second, our research and development, third- party design and prototyping services and external suppliers will face constant pressures to design, develop, source and supply new products that perform better than the predecessors, many of which incorporate new or otherwise untested technology, suppliers or materials. Third, for new products to generate equivalent or greater revenues than their predecessors, they must either maintain the same or higher sales levels with the same or higher pricing, or exceed the performance of their predecessors in one or both of those areas. Fourth, the relatively short window of opportunity for launching and selling new products requires great precision in forecasting demand and assuring that supplies are ready and delivered during the critical selling periods.

Finally, the rapid changeover in products creates a need to monitor and manage the closeout of older products both at retail and in our own inventory. Should we not successfully manage the frequent introduction of new products that satisfy consumer demand, our results of operations, financial condition and cash flows could be significantly adversely affected.

Our golf equipment, golf gear and other related golf business products could have a concentrated customer base. The loss of a major customer could have a significant effect on our sales.

On a consolidated basis, we will attempt to allow no single customer to account for more than 10% of our revenues. However, this goal may not be achievable if significant markets are controlled by one major customer. In which case the failure of the one could adversely affect business, financial condition and results of operations.

Currently we have two customers, when combined, could at times, based on their ordering habits, make up more than 10% of our business. However, we believe this percentage of revenue, focused on one or two customers, will be significantly reduced by the end of 2023.

Our business depends on a strong brand and related reputation, and if we are not able to build, maintain and enhance our brand or build a strong reputation, our sales may be adversely affected.

Our success depends in part on our ability to build, maintain, and enhance a brand image and reputation. Maintaining, promoting and enhancing our brand may require us to make substantial investments in areas such as product innovation, product quality, intellectual property protection, marketing and employee training, and these investments may not have the desired impact on our brand image and reputation. Our business could be adversely impacted if we fail to achieve any of these objectives or if the brand reputation or image of any of our products is tarnished or receives negative publicity.

In addition, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine consumer confidence and reduce demand for our products, even if the regulatory or legal action is unfounded or not material to our operations. Also, as we seek to grow our presence in existing, and expand into new, geographic or product markets, consumers in these markets may not accept our brand image and may not be willing to pay a premium to purchase our products as compared to other brands. We anticipate as we continue to grow our presence in existing markets and expansion into new markets, further developing our brand may become increasingly difficult and expensive. If we are unable to maintain or further develop the image of our brand, it could materially adversely affect business, financial condition and results of our operations.

In addition, there has been a marked increase in the use of social media platforms and other forms of internet-based communications that provide individuals and businesses with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its potential impact to affected individuals and businesses. Many social media platforms immediately publish the content posted by their subscribers and participants, often without filters or checks on the accuracy of the content posted. Accordingly, our use of social media vehicles, whereby customers, Associates, franchisees, licensees or other third parties could using negative publicity, damage the our brand or our reputation and have a material adverse effect on our business, financial condition and results of operations.

International political instability and terrorist activities may decrease demand for our products and disrupt our business.

Terrorist activities and armed conflicts, such as Ukraine, including escalation of hostilities arising out of any global conflict, could have an adverse effect on the United States or worldwide economy and could cause decreased demand for our products as consumers’ attention and interests are diverted from golf and become focused on issues relating to these events. If such events disrupt domestic or international air, ground or sea shipments, or the operation of our manufacturing facilities, our ability to obtain the materials and components necessary to manufacture products and to deliver customer orders would be harmed, which would have a significant adverse effect on our results of operations, financial condition and cash flows. Such events can also negatively impact tourism, which could adversely affect our sales to retailers at resorts and other vacation destinations. In addition, the occurrence of political instability and/or terrorist activities generally restricts travel to and from the affected areas, making it more difficult in general to manage our international relationships and operations. In particular, escalating political tensions could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic sanctions from the U.S. and the international community in a manner that adversely affects our business.

Our business could be harmed by the occurrence of natural disasters or other emergencies, including the COVID-19 pandemic or other pandemic diseases.

The occurrence of a natural disaster, such as an earthquake, tornado, tsunami, fire, flood or hurricane, or the further outbreak of a pandemic disease, such as COVID-19 or a variant thereof, could significantly adversely affect our business. A natural disaster or a pandemic disease could significantly adversely affect the demand for our products, our ability to manufacture our products, as well as the supply of the components and materials used to make our products. Demand for golf products also could be negatively affected as consumers in the affected regions restrict their recreational activities and as tourism to those areas declines. If our suppliers experienced a significant disruption in their business as a result of a natural disaster or other emergency, including the COVID-19 pandemic or a further outbreak, our ability to obtain the necessary components to make products could be significantly adversely affected. In addition, the occurrence of a natural disaster or the outbreak of a pandemic disease generally restricts travel to and from the affected areas, making it more difficult in general to manage operations. In the case of the COVID-19 pandemic, for example, travel and tourism has been restricted or limited around the world, resulting in various business disruptions.

Our business and operating results are subject to seasonal fluctuations, which could result in fluctuations in our operating results and stock price.

Our business, and the golf industry in general, is subject to both seasonal and non-seasonal fluctuations. In the golf equipment business, first-quarter sales may generally represent sales of products online and to certain golf retail channels for the new golf season. Our second and third-quarter sales may generally represent sales online and reorder business for our products. Sales of products during the second and third quarters may be significantly affected not only by the sell-through of our products that were sold into the channel during the first quarter but also by the sell-through of products by our competitors. Retailers can be reluctant to reorder our products in significant quantities if they already have excess inventory of our products or our competitors. Our sales during the fourth quarter may be generally less than those of the other quarters because in many of our key regions fewer people are playing golf during that time of year due to cold weather. Furthermore, we generally announce new golf product lines in the fourth quarter to allow retailers to plan for the new golf season. Such early announcements of new products could cause golfers, and therefore our customers, to defer purchasing additional golf equipment until our new products are available. Such deferments could have a material adverse effect on sales of current products or result in closeout sales at reduced prices.

In addition, due to the seasonality of our business, our business can be significantly adversely affected by unusual or severe weather conditions. Unfavorable weather conditions generally result in fewer golf rounds played, which generally results in reduced demand for all golf products. Furthermore, catastrophic storms can negatively affect golf rounds played both during the storms and afterward, as storm damaged golf courses are repaired and golfers focus on repairing the damage to their homes, businesses and communities.

Changes in equipment standards under applicable Rules of Golf could adversely affect our business.

We seek to have all our putting instruments, grips and shafts meet the standards published by the USGA and The R&A in the Rules of Golf because these standards are generally followed by golfers, both professional and amateur, within their respective jurisdictions. The USGA publishes rules that are generally followed in the United States, Canada and Mexico, and The R&A publishes rules that are generally followed in most other countries throughout the world. However, the Rules of Golf as published by The R&A and the USGA are virtually the same and are intended to be so pursuant to a Joint Statement of Principles issued in 2001.

In the future, existing USGA and/or R&A standards may be altered in ways that adversely affect the sales of our current or future products. If a change in rules were adopted and caused one or more of our current or future products to be nonconforming, our sales of such products would be adversely affected.

Our sales and business could be materially and adversely affected if professional athletes, celebrities and other endorsers do not endorse or use our products.

We have and will establish relationships with professional athletes, celebrities and other endorsers in order to evaluate and promote our branded products. We have currently and will in the future enter into endorsement arrangements with members of the world’s various professional tours. These tours are known as the PGA Champions Tour, the PGA Tour, the LPGA Tour, the PGA European Tour, the Japan Golf Tour, the Korn Ferry Tour, the Epson Tour, The PGA Latin America Tour. We will also enter into endorsements with celebrities to promote our brand. While most endorsers fulfill their contractual obligations without issue, some have been known to stop using a sponsor’s products despite contractual commitments. If certain of our endorsers were to stop using our products contrary to their endorsement agreements, or if any such endorser is or becomes the subject of negative publicity, our business could be adversely affected in a material way by the negative publicity or lack of endorsement.

We believe that professional usage of our golf putting instruments, golf shafts and golf grips contributes to retail sales. We therefore spend a significant amount of money to secure professional usage of our products. Many other companies, however, also aggressively seek the patronage of these professionals and offer many inducements, including significant cash incentives and specially designed products. There is a great deal of competition to secure the representation of tour professionals. As a result, it is expensive to attract and retain such tour professionals. The inducements offered by other companies could result in a decrease in usage of our products by professional golfers or limit our ability to attract other tour professionals. A decline or refusal of use by professional players of our products, or a significant increase in the cost to attract or retain endorsers, could have a material adverse effect on our sales and our business.

Any significant changes in U.S. trade or other policies that block, or restrict imports or increase import tariffs could have a material adverse effect on results of operations.

Some of our components are manufactured in foreign nations. In recent years, the U.S. government has implemented substantial changes to U.S. trade policies, including import restrictions, increased import tariffs and changes in U.S. participation in multilateral trade agreements, such as the United States-Mexico-Canada Agreement to replace the former North American Free Trade Agreement. The U.S. government has assessed supplemental tariffs on certain goods imported from China, resulting in China’s assessment of retaliatory tariffs on certain imports of U.S. goods into China and block imports from Myanmar. In addition, the United States has assessed or proposed supplemental tariffs and quantitative restrictions on U.S. imports of certain products from other countries as well. U.S. trade policy continues to evolve in this regard. Such changes could prevent or make it difficult or more expensive for us to obtain the components needed for new products, which could affect our sales. Further tariff increases could require us to increase prices, which likely would decrease customer demand for our products. Retaliatory tariff and trade measures imposed by other countries could affect our ability to export products and therefore adversely affect sales. Any significant changes in current U.S. trade or other policies that restrict imports or increase import tariffs could have a material adverse effect upon results of our operations.

Our current senior management team and other key executives are critical to our success, and the loss of, and failure to adequately replace, any individual executive, or manager, could significantly harm our business.

Our ability to build and maintain a competitive position is dependent to a large degree on the efforts and skills of the senior officers, and certain key managers. Our executives are experienced and highly qualified with strong reputations in their industries, and we believe our management team enables us to pursue our strategic goals. The success our business is dependent upon the management and leadership skills of our senior management team and other key personnel. Certain key personnel may not be easily replaced, and may have knowledge in processes, manufacturing techniques, materials science, etc. where the loss of such a person, or persons, may limit our ability to achieve our strategic goals. Competition for these employees and their individuals’ talents is intense, and we may not be able to attract and retain a sufficient number of qualified personnel in the future. The loss of one or more of these senior officers could have a material adverse effect on our business and ability to achieve our strategic goals.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern.

We have experienced recurring operating losses and negative operating cash flows since our inception, and we may not be able to generate sufficient funds from our future operations to meet our cash flow requirements. Our ability to continue as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations, until we begin generating positive cash flow. No assurance can be given that any future financing will be available to us or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing.

Risks Related to Our Intellectual Property

Failure to adequately enforce our intellectual property rights could adversely affect our reputation and sales.

The golf industry, in general, has been characterized by widespread imitation of designs, or technological improvements. We have an active program of monitoring, investigating and enforcing our proprietary rights against companies and individuals who market or manufacture counterfeits and “knockoff” products or copy intellectual property. We will assert our rights against infringers of our patents, copyrights, trademarks and trade dress. However, these efforts may not be successful in reducing sales of golf products by these infringers. Additionally, other golf club manufacturers may be able to produce successful golf clubs which imitate our designs without infringing any of our copyrights, patents, trademarks or trade dress. As an example, we have already successfully defended the Ultra Low Balance Point utility patent along with our license partners in 2020.

We may become subject to intellectual property claims or lawsuits that could cause it to incur significant costs or pay significant damages or that could prohibit us from selling our products.

Competitors in the golf equipment industry seek to obtain patent, trademark, copyright or other protection of their proprietary rights and designs for golf equipment, golf shafts and other products as do we. From time to time, third parties may claim in the future that our products infringe upon their proprietary rights. We would evaluate any such claims and, where appropriate, would seek to obtained licenses or other business arrangements. To date, there have been no interruptions in our business as a result of any claims of infringement. However, in the future, intellectual property claims could force us to alter existing products or withdraw them from the market or could delay the introduction of new products.

Various patents have been issued to our competitors in the golf industry and these competitors may assert that our golf products infringe their patent or other proprietary rights. If our golf products were found to infringe third-party intellectual property rights, we may be unable to obtain a license to use such technology, and it could incur substantial costs to redesign products, withdraw them from the market, and/or to defend legal actions.

Risks Related to Operations, Manufacturing, and Technology

We are exposed to risks associated with doing business globally and manufacturing in the USA.

Currently we sell and distribute products in markets around the world, such as the Americas, Asia and Europe. These activities have and will continue to result in investments in inventory, accounts receivable, employees, corporate infrastructure and manufacturing facilities. There are a limited number of suppliers for the manufacturer of components in the United States, and we are dependent on these suppliers and vendors. We have some components provided by vendors located outside of the United States and if these components were unavailable it could have a materially adverse effect on our operations, financial performance and condition. The operation of foreign distribution in our international markets, as well as our management of relationships with international suppliers and vendors, will require the dedication of our management and other Company resources. We currently assemble all of our products and manufacture some of our products in the United States.

As a result of our international business, we are exposed to increased risks inherent in conducting business outside of the United States. These risks include the following:

● Adverse changes in foreign currency exchange rates can have a significant effect upon our results of operations, financial condition and cash flows;

● Increased difficulty in protecting our intellectual property rights and trade secrets;

● Unexpected government action or changes in legal or regulatory requirements;

● Social, economic or political instability;

● The effects of any anti-American sentiments on our brand or sales of our products;

● Increased difficulty in ensuring compliance by employees, agents and contractors with our policies as well as with the laws of multiple jurisdictions, including but not limited to the U.S. Foreign Corrupt Practices Act (the “FCPA”), local international environmental, health and safety laws, and increasingly complex regulations relating to the conduct of international commerce, including import/export laws and regulations, economic sanctions laws and regulations and trade controls;

● changes in international labor costs and other costs of doing business internationally;

● Increased difficulty in controlling and monitoring foreign vendor operations from the United States, including increased difficulty in identifying and recruiting qualified personnel for our foreign operations; and

● Increased exposure to interruptions in land based, air carrier or ocean shipping services.

Any significant adverse change in these and other circumstances or conditions relating to international operations could have a significant adverse effect on our operations, financial performance and condition.

We have international sales and international supply chains where unfavorable changes in foreign currency exchange rates could have a significant negative impact on our results of operations.

A portion of our component inventory purchases and a portion of our sales come from international markets. As a result, we will conduct transactions in various currencies worldwide. We expect international business, and the number of transactions that we will conduct in foreign currencies, to become significant. Conducting business in such currencies exposes us to fluctuations in foreign currency exchange rates relative to the U.S. dollar.

Our financial results are reported in U.S. dollars, and as a result, transactions conducted in foreign currencies must be translated into U.S. dollars for reporting purposes based upon the applicable foreign currency exchange rates. Fluctuations in these foreign currency exchange rates therefore may positively or negatively affect our reported financial results and can significantly affect period-over-period comparisons.

The effect of the translation of foreign currencies on our financial results could be significant. We therefore may engage in hedging activities to mitigate the annual impact of the translation of foreign currencies on our financial results. These hedging activities may reduce, but will not eliminate, the effects of foreign currency fluctuations. The extent to which our hedging activities mitigate the effects of foreign currency translation varies based upon many factors, including the amount of transactions being hedged. Other factors that could affect the effectiveness of our hedging activities include accuracy of sales forecasts, volatility of currency markets and the availability of hedging instruments. Since the hedging activities are designed to reduce volatility, they not only reduce the negative impact of a stronger U.S. dollar but also reduce the positive impact of a weaker U.S. dollar. Our future financial results could be significantly affected by the value of the U.S. dollar in relation to the foreign currencies in which we conduct business.

Foreign currency fluctuations may also affect the prices at which products are sold in international markets. Therefore, we adjust pricing based in part upon fluctuations in foreign currency exchange rates. Significant unanticipated changes in foreign currency exchange rates make it more difficult for us to manage pricing in international markets. If we are unable to adjust pricing in a timely manner to counteract the effects of foreign currency fluctuations, our pricing may not be competitive in the marketplace and our financial results in international markets could be adversely affected.

Any difficulties from strategic acquisitions or strategic partnerships we pursue or consummate, could adversely affect business, financial condition and our results of operations.

We may acquire companies, businesses and products or product lines that complement or augment our existing business or planned growth markets. Integrating any newly acquired business, or partnership, is typically expensive and time-consuming. Integration efforts often take a significant amount of time, place a significant strain on managerial, operational and financial resources and could prove to be more difficult or expensive than predicted. The diversion of management’s attention and any delay or difficulties encountered in connection with any such acquisitions could result in the disruption of on-going business or inconsistencies in standards and controls that could negatively affect our ability to maintain third-party relationships. Moreover, we may need to raise additional funds through public or private debt or equity financing, or issue additional shares, to continue operating the business, which may result in dilution for stockholders or the incurrence of indebtedness.

As part of our efforts to acquire companies, businesses or products or to enter into other significant transactions, we will conduct business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in such transactions. Despite our efforts, we ultimately may be unsuccessful in ascertaining or evaluating all such risks and, as a result, might not realize the intended advantages of the transaction. If we fail to realize the expected benefits from a transaction, whether as a result of unidentified risks, integration difficulties, complexities associated with managing the combined business, performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the transaction and integrating the companies’ operations, COVID-19-related disruptions, litigation with current or former employees and other events, our business, financial condition and results of operations could be adversely affected.

If we inaccurately forecast demand for our products, we may manufacture either insufficient or excess quantities, which, in either case, could adversely affect our financial performance.

We plan our manufacturing capacity based upon forecasted demand for our products. Forecasting demand for our products is very difficult given the manufacturing lead times and the amount of specifications involved. For example, we must forecast how many putting instruments we will sell, but also (1) the quantity of each model, (2) the quantity of the different components in each model, and (3) for each model the style of grip, the number of left handed and right handed versions, and the style of shaft and hosel type. The nature of our business allows for some control over our manufacturing capacity if actual demand for a product or products exceed or are less than forecasted demand. However, if actual demand for a product or products exceeds the forecasted demand, we may not be able to produce sufficient quantities of products in time to fulfill actual demand, which could limit our sales and adversely affect financial performance. On the other hand, if actual demand is less than the forecasted demand for a product or products, we could produce excess quantities, resulting in excess inventories and related obsolescence charges that could adversely affect our financial performance.

Our planned international business expansions could adversely affect results if they fail to successfully transition and grow revenue.

As we plan to expand our footprint, into Asia, Latin America, and Europe, we could be harmed if we fail to successfully transition the business processes to a larger global scale. Our initial international expansion target is Asia, more specifically Japan, South Korea and other growth areas within the region, and requires significant investment of capital and human resources. Since brick and mortar retail stores are still strong in many parts of Asia, the distribution structure and its costs and operations are significantly different from those in the USA. As we increase the number of distributors, it is likely that the number of retail outlets throughout the region will also increase, in which case we will be required to add staff and devote additional management attention. This international attention, by the management team and other employees who would otherwise be solely focused on the core USA business, creates significant risk. If our globalization efforts fail to produce increases in revenue, or the transition is not managed effectively, we may experience, loss of investments, or excessive inventories and undue costs that could harm our business, financial condition and results of operations.

We depend on single source or a limited number of suppliers for some of the components of in our products, and the loss of any of these suppliers could harm our business.

We are currently dependent on a limited number of suppliers for CNC milled components and carbon fiber for our shafts, some of which could have limited sourcing options. Furthermore, some of our products require specially developed manufacturing techniques and processes which make it difficult to identify and utilize alternative suppliers quickly. In addition, many of our suppliers may not be well capitalized and prolonged unfavorable economic conditions could increase the risk that they will go out of business. If current suppliers are unable to deliver putter components, materials or other components, or if we are required to transition to other suppliers, we could experience significant production delays or disruption to our business. We also depend on a single or a limited number of suppliers for the materials used to make our golf grips. Many of these materials are designed and customized to our specifications. Any delay or interruption in such supplies could have a material adverse impact on our golf grip or shaft business. If we experience any such delays or interruptions, we may not be able to find adequate alternative suppliers at a reasonable cost or without significant disruption to our business.

A significant disruption in the operations of our assembly and golf shaft manufacturing facilities could have a material adverse effect on our sales, profitability and results of operations.

A significant disruption at any of our assembly or golf shaft manufacturing facilities or distribution centers in the United States or in regions outside the United States could materially and adversely affect our sales, profitability and results of operations. Our manufacturing, and assembly facilities or distribution centers may be subject to a number of risks related to computer viruses, the proper operation of software and hardware, electronic or power interruptions, and other system failures. Risks associated with upgrading or expanding these facilities may significantly disrupt or increase the cost of our operations, which may have an immediate, or in some cases prolonged, impact on our margins. Difficulties in implementing new or upgraded technology or operational systems, could disrupt our operations and could materially and adversely affect our financial condition, results of operations or cash flows.

A disruption in the service or a significant increase in the cost of our primary delivery and shipping services for our products and component parts or a significant disruption at shipping ports could have a material adverse effect on our business.

We use United Parcel Service (“UPS”) for substantially all ground shipments of products to U.S. customers. We have and will continue to consider other carriers for domestic shipments, and we use air carriers, ocean shipping services and the like, for our international shipments of products. Furthermore, many of the components we use to build our putters, including heads and components and carbon fiber for shafts, are shipped to our locations via air carrier and ship services. During the year ended December 31, 2021, international shipping to the United States was disrupted and delayed due to congestion in west coast ports. If there is any continued or additional significant interruption in service by such providers or at airports or shipping ports, we may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver our products, components or materials in a timely and cost-efficient manner. As a result, we could experience manufacturing delays, increased manufacturing and shipping costs and lost sales as a result of missed delivery deadlines and product demand cycles. Any significant interruption in UPS or other carrier services, air carrier services, ship services or at airports or shipping ports could have a material adverse effect on our business. Furthermore, if the cost of delivery or shipping services were to increase significantly and the additional costs could not be covered by product pricing, our operating results could be materially adversely affected.

The costs and availability of finished products, product components and raw materials could affect our operating results.

The costs and availability of the finished products, product components and raw materials needed in our products can be volatile as a result of numerous factors, including general, domestic, and international economic conditions; labor costs; production levels; competition; consumer demand; import duties; tariffs; and currency exchange rates. In 2022, we have already experienced increases in the cost of specific materials, such as aluminum, brass, stainless/carbon steel, and tungsten. Although these increases have had minimal effect to date, if the current inflationary trend were to continue it could affect our margins and retail pricing. This volatility could significantly affect the availability and cost of these items for us which could have a material adverse effect on our business, financial condition and results of operations.

The materials and components that we use, and that are used by our suppliers, involve raw materials, including aluminum, magnesium, stainless steel, carbon steel, synthetic rubbers, thermoplastics, carbon fiber and pre-preg, for the manufacturing of our golf shafts, titanium alloys, and other materials, epoxy resins for the assembly of our golf equipment, can experience significant price fluctuations or shortages. These raw materials or components, including the costs to transport such materials or components, the uncertainty of currency fluctuations against the U.S. dollar, increases in labor rates, trade duties or tariffs, and/or the introduction of new and expensive raw materials, could materially adversely affect our business, financial condition and results of operations. In addition, prolonged periods of inflationary pressure on some or all costs may result in increased costs to produce our products that could have an adverse effect on profits from sales of these products, or require us to increase prices for our products that could adversely affect consumer demand for our products.

Some of our components are manufactured outside of the United States, which requires these products to be transported by third parties, sometimes over large geographical distances. Shortages in ocean, land or air shipment capacity and volatile fuel costs can result in rapidly changing transportation costs or an inability to transport products in a timely manner. Similarly, disruption to shipping and transportation channels due to labor disputes could cause us to rely more heavily on alternative modes of transportation to achieve timely delivery to customers, resulting in significantly higher freight costs. Because prices of our products are already seen online, prior to shipment, as changes in transportation and other costs may be difficult to predict, we may not be able to pass all or any portion of these higher costs on to our customers or adjust our pricing structure in a timely manner in order to remain competitive, either of which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to product warranty claims that require the replacement or repair of products sold. Such warranty claims could adversely affect our results of operations and relationships with our customers.

We manufacture and/or distribute a variety of products that have a two-year warranty policy for certain golf equipment. From time to time, such products may contain manufacturing defects or design flaws that are not detected prior to sale, particularly in the case of new product introductions or upon design changes to existing products. The failure to identify and correct manufacturing defects and product design issues prior to the sale of those products could result in product warranty claims that result in costs to replace or repair any such defective products. Because our products are sold to fitters/retailers for broader consumer distribution and/or to customers/distributors who buy in large quantities, there could be significant costs associated with such product warranty claims, including the potential for customer dissatisfaction that may adversely affect our reputation and relationships with customers, which may result in lost or reduced sales.

Our growth initiatives require significant capital investments and there can be no assurance we will realize a positive return on these investments.

Initiatives to drive sales and scale our business will require investment in, for example, technological improvements to our manufacturing or assembly facilities, marketing programs with special displays or unique offerings, or special product limited editions, all involve many risks which could result in, among other things, business interruptions and increased costs, any of which may result in our inability to realize returns on these capital investments. Expansion of business processes or facilities, including a significant expansion or technical upgrades for our golf shaft manufacturing facility in St Joseph, MO, all require significant capital investment. If we have insufficient sales or are unable to realize the full potential of our capital investment, it may not realize a positive return on investment, which could impact our margins and have a significant adverse effect on our results of operations, financial condition and cash flows.

Sales of our products by unauthorized retailers or distributors could adversely affect our authorized distribution channels and harm our reputation.

Some of our products find their way to unauthorized outlets or distribution channels. This “gray market” for our products can undermine authorized retailers and foreign wholesale distributors who promote and support the sales of our products, and can injure our image in the minds of our customers and consumers. While we may have to take lawful steps to limit commerce of our products in the “gray market” in both the United States and abroad, it is unlikely that we could completely stop such commerce. In such case we could incur damage to distributor relationships which could materially adversely affect our business, financial condition and results of operations.

We rely on research and development, technical innovation and high-quality products to successfully compete.

Technical innovation and quality control in product design and manufacturing processes is essential to our success in the golf industry. Research and development play a key role in technical innovation and our competitive advantage. We rely upon experts in various fields to work with us to develop materials, processes, components that give our products performance advantages over our competition. We also depend on others who test the performance of our products. While we believe we are developing and creating the very best innovations for our products, if we fail to continue to introduce technical innovation in our products, or if we are unable to effectively utilize new technologies, and materials, consumer demand for our products could fail to materialize, or decline, and if we experience problems with the quality of our products, we may incur substantial brand damage and expense to remedy the problems, any of which could materially adversely affect our business, financial condition and results of operations.

We rely on information systems that assist in the management of our manufacturing, inventory, distribution, engineering, sales and other functions. If our information systems were to fail to perform these functions adequately or if we experienced an interruption in operation, including a breach in cyber security, our business and results of operations could suffer.

All of our major operations, including manufacturing, inventory, distribution, sales and accounting, are dependent upon information systems. All information systems are vulnerable to damage or interruption from:

● Earthquake, fire, flood, hurricane and other natural disasters;

● Power loss, computer systems failure, Internet and telecommunications or data network failure; and

● Hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of any of our information systems, the failure of our IT vendors’ to perform as expected, the failure to successfully integrate the information technology systems of a businesses that we may acquire or any security breach to any of our information systems (including financial or credit/payment frauds) would disrupt our business, which may result in decreased sales, increased overhead costs, excess inventory and product shortages and otherwise adversely affect our reputation, operations, financial performance and condition.

Cyber-attacks, unauthorized access to, or accidental disclosure of, consumer personally-identifiable information, that we or our vendors collect through our websites or stores on servers may result in significant expense and negatively impact our reputation and business.

Today there is serious concern and awareness of the security of personal information transmitted over the Internet, consumer identity theft and user privacy. While we have implemented security measures, our computer systems and those of our third party vendors and their data security systems and services, may nevertheless be susceptible to electronic or physical computer break-ins, viruses, fraud, and other disruptions and security compromises involving the loss or unauthorized access of confidential information because technologies used to obtain unauthorized access to or sabotage systems are constantly evolving, change frequently, and generally are not recognized until they are launched against a target. Any perceived or actual unauthorized or inadvertent disclosure of personally-identifiable information, whether through a compromise of our own or our third party vendors’ networks by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors, require us to notify payment processors, if payment card information is accessed or compromised, compel us to comply with federal and/or state breach notification laws and foreign equivalents, subject us to costly mandatory corrective action, or subject us to claims or litigation arising from damages suffered by consumers, all of which could adversely affect our operations, financial performance and condition.

Risks Related to Governmental Regulations

We are subject to many federal, state, local and foreign laws, as well as other statutory and regulatory requirements, with which compliance can be both costly and complex. Our failure to comply with, or adapt to changes in these laws or requirements, could have an adverse impact on our business.

We subject to federal, state, local and foreign laws and regulations, as well as other statutory and regulatory requirements.

● the ADA and similar state laws;

● data privacy and cybersecurity laws;

● environmental, health and human safety laws and regulations, including COVID Orders;

● FCPA and other similar anti-bribery and anti-kickback laws; and

● laws regarding sweepstakes and promotional contests.

We are also subject to U.S. financial services regulations, a myriad of consumer protection laws, including economic sanctions, laws and regulations, anticorruption laws, escheat regulations and data privacy and security regulations. Changes to legal rules and regulations, or interpretation or enforcement of them, could increase our cost of doing business, affect our competitive abilities, and increase the difficulty of compliance. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines.

Regulations related to “conflict minerals” require us to incur additional expenses and could limit the supply and increase the cost of certain metals used in manufacturing our products.

On August 22, 2012, the Securities and Exchange Commission (“SEC”) voted to approve final rules regarding disclosure and reporting requirements with respect to the use of “conflict minerals” to implement Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).The rules require disclosure related to sourcing of specified minerals, known as conflict minerals, that are necessary to the functionality or production of products manufactured or contracted to be manufactured by public companies. The rules require companies to, under specified circumstances, undertake due diligence, disclose and report whether or not such minerals originated from the Democratic Republic of Congo or an adjoining country. Our products may contain some of the specified minerals. As a result, we may incur additional expenses in connection with complying with the rules, including with respect to any due diligence that is required under the rules. In addition, the SEC’s implementation of the rules could adversely affect the sourcing, supply and pricing of materials used in our products. There may only be a limited number of suppliers offering “conflict free” conflict minerals, and we cannot be certain that we will be able to obtain necessary “conflict free” minerals from such suppliers in sufficient quantities or at competitive prices and we may not be able to sufficiently verify the origins of the relevant minerals used in certain components of our products through the due diligence procedures that we implement, which could harm our reputation.

We are subject to environmental, health and safety laws and regulations, which could subject us to liabilities, increased costs or restrictions of operations in the future.

Our locations and operations are subject to a number of environmental, health and safety laws and regulations in each of the jurisdictions in which our facilities are operating. These laws and regulations govern, among other things, air emissions, water discharges, handling and disposal of solid and hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Our failure to comply with such environmental, health and safety laws and regulations could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions. Liability under environmental laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocating the responsibility.

We may also be subject to similar liabilities and claims in connection with locations at which hazardous substances, contaminates or wastes we generated have been stored, treated, otherwise managed, or disposed. As a result, any of these events, and the environmental conditions at or related to current or former properties or operations, and/or the costs of complying with current or future environmental, health and safety requirements (which have become more stringent and complex over time), could materially adversely affect our business, financial condition and results of operations.

Changes in, or any failure to comply with, data privacy laws, regulations, and standards may adversely affect our business.

Data privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions. The regulatory framework for data privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain and continue evolving for the foreseeable future. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt additional, laws and regulations affecting data privacy. In the United States, these include rules and regulations promulgated under the authority of federal agencies, such as the Federal Trade Commission (“FTC”), and state attorneys general and legislatures and consumer protection agencies. For example, the FTC Act grants the FTC authority to enforce against unfair or deceptive practices, which the FTC has interpreted to require companies’ practices with respect to personal information comply with the commitments posted in their privacy policies. With respect to the use of personal information for direct marketing purposes, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), establishes specific requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender. Further, the Telephone Consumer Protection Act (TCPA) restricts telemarketing and the use of technologies that enable automatic calling and/or messaging without proper customer consent, and is a particularly highly litigated issue. Many states in the United States have recently enacted statutes and rules governing the ways in which businesses may collect, use, and retain personal information. One such example is the California Consumer Privacy Act (“CCPA”), which came into effect in 2020. In addition, the California Privacy Rights Act (“CPRA”) was passed in November 2020 and will take effect in January 2023 (with respect to information collected from and after January 2022), and will significantly modify the CCPA, including by creating a new state agency that will be vested with authority to implement and enforce the CCPA and CPRA. Moreover, other states, including Nevada, Virginia and Colorado, have passed and may continue to pass similar privacy-related laws whose restrictions and requirements differ from those of California, which could require us to design, implement and maintain different types of state-based, privacy-related compliance controls and programs simultaneously in multiple states. Similar laws relating to data privacy and security have been proposed at the federal level as well. Such laws have potentially conflicting requirements that could make compliance even more challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal information. Internationally, many jurisdictions in which we operate have established or enhanced their own data security and privacy legal framework with which we or our customers must comply, including but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), which imposes stringent operational requirements, including, for example, requiring expanded disclosures about how personal information is used, limitations on retention of information, mandatory data breach notification obligations, and higher standards for obtaining consent to process personal information. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, in 2020, the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information to the EU from the US) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the United Kingdom, or U.K., left the EU, the U.K. enacted the U.K. GDPR, which together with the amended U.K. Data Protection Act 2018 retains the GDPR in U.K. national law, but also creates complexity and uncertainty regarding transfers between the U.K. and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model. In many jurisdictions, enforcement actions and consequences for noncompliance are also rising. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. The changing legal and regulatory landscape could in the future further limit our ability to use and share personal information and require changes to our operating model. Any inability or perceived inability to adequately address data privacy and security concerns, even if unfounded, or comply with applicable data privacy and data security laws, regulations, and policies, could result in additional compliance costs, penalties and liability costs, damage to our reputation and adversely affect our business.

Risks Related to Tax and Financial Matters

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.

We are subject to income taxes in the United States and potentially numerous foreign jurisdictions. Our effective income tax rate in the future could be adversely affected by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, the outcome of income tax audits in various jurisdictions around the world.

In addition, new income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to our business, any of which could adversely affect our business operations and financial performance. In particular, the U.S. government may enact significant changes to the taxation of business entities including, among others, a permanent increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact it would have on our business. To the extent that such changes have a negative impact on our business, or suppliers or customers, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations and cash flows.

We will need to raise additional funds from time to time through public or private debt or equity financings in order to execute our growth strategy.

We will need to raise additional funds from time to time in order to implement our business plan, take advantage of opportunities, including the expansion of our business or the acquisition of complementary products, technologies or businesses; develop new products or expand existing lines of business, including the launching of new products or responding to competitive pressures. If we are unable to find ways to finance the manufacturing and development of products to scale the business on acceptable terms or at all, or we or our financing partners default on our respective obligations to fund such costs, we could be required to delay, significantly curtail or eliminate planned products or marketing programs which could have a material adverse effect on our business, financial condition and results of operations. There can be no guarantee that we will be able to timely secure financing on favorable terms, or at all, for any of the foregoing purposes.

Any capital raised through the sale of equity or securities convertible into equity will dilute the percentage ownership of holders of our common stock. Capital raised through debt financing would require us to make periodic interest payments and may impose restrictive covenants on the conduct of our business. Furthermore, additional financings may not be available on terms economically favorable, especially during periods of adverse economic conditions, could make it more difficult or impossible for us to obtain funding for the operation of our business, for making additional investments in product development and for repaying outstanding indebtedness. A failure to obtain any necessary additional funding could prevent us from making expenditures that may be required to grow our business or maintain our operations.

Increases in interest rates could increase the cost of servicing our indebtedness and have an adverse effect on our results of operations and cash flows.

Should we secure any business loan(s), increases in interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. An increase in interest rates could also make it difficult for us to obtain financing at attractive rates, which could adversely impact our ability to execute our growth strategy or future acquisitions. Additionally, rising interest rates could have a dampening effect on overall economic activity, which could have an adverse effect on our business.

Increases in costs as a result of being a public company could have an adverse effect on our cash flows and business results.

Should we be unable to scale and or generate enough positive cashflow to offset the costs of being a public company, the affect could have an adverse effect on our business.

Risks Related to Our Offering and Common Stock

The market price of our Common Stock may be volatile.

The market price of our Common Stock may be highly volatile. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

The market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility which could cause purchasers of our Common Stock to incur substantial losses.

Recently, the market prices and trading volume of shares of common stock of other small publicly traded companies with a limited number of shares available to purchasers have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, subsequent to the IPO, shares of our Common Stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors.

If there is extreme market volatility and trading patterns in our Common Stock, it may create several risks for investors, including the following:

● the market price of our Common Stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

● if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses as prices decline once the level of market volatility has abated; and

● if the future market price of our Common Stock declines, purchasers may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the market of our Common Stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

● actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

● our current inability to pay dividends or other distributions;

● changes in market valuations of similar companies;

● market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

● additions or departures of key personnel;

● actions by institutional or significant stockholders;

● short interest in our stock and the market response to such short interest;

● the dramatic increase in the number of individual holders of our stock and their participation in social media platforms targeted at speculative investing;

● speculation in the press or investment community about our company or industry;

● strategic actions by us or our competitors, such as acquisitions or other investments;

● legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the Internal Revenue Service (“IRS”);

● investigations, proceedings, or litigation that involve or affect us;

● the occurrence of any of the other risk factors included in this Registration Statement on Form S-1; and

● general market and economic conditions.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price.

Prior to the consummation of the IPO, there has been a limited public market for our common stock. An active trading market for shares of our Common Stock may never develop or be sustained following the IPO. If an active trading market does not develop, you may have difficulty selling your shares of Common Stock at an attractive price, or at all. The price for our shares in the IPO will be determined by negotiations between us and the underwriters of the IPO, and it may not be indicative of prices that will prevail in the open market following the IPO. Consequently, you may not be able to sell your Common Stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our Common Stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

All of our executive officers and directors and holders of more than 5% of the Company’s outstanding shares, except for 1,000,000 shares being offered for resale by a stockholder in the concurrent resale being registered in the registration statement of which this prospectus forms a part, have agreed not to sell shares of our Common Stock for a period of twelve (12) months following the IPO, subject to extension under specified circumstances. In addition, holders of 5% or less of the Company’s outstanding shares, except for 561,375 shares being offered for resale by a stockholder in the concurrent resale being registered in the registration statement of which this prospectus forms a part, have agreed with the underwriters of the IPO not to sell, transfer or dispose of any shares or similar securities for a period of six (6) months after the date of this prospectus. See “Underwriting.” Common Stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell substantial amounts of our Common Stock in the public market, including the 1,561,375 shares being offered for resale by certain stockholders in the concurrent resale being registered in the registration statement of which this prospectus forms a part, the market price of our Common Stock could fall. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short our Common Stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over medical epidemics, energy costs, geopolitical issues, the U.S. mortgage market and a deteriorating real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns (including the current downturn related to the current COVID-19 pandemic), volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our Common Stock after the closing of the IPO, the lack of research coverage may adversely affect the market price of our Common Stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Future sales and issuances of our Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including increased marketing, hiring new personnel, commercializing our product, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of Common Stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant additional legal, accounting and other expenses. The obligations of being a public company in the U.S. require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

Our Bylaws and Certificate of Incorporation provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

General Risk Factors

Our insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

We maintain insurance of the type and in amounts that we believe is reasonable and that is available to businesses in our industry. We carry or will carry various types of insurance, including general liability, auto liability, business interruption, workers’ compensation and excess umbrella, from highly rated insurance carriers. Market forces beyond our control could limit the scope of the insurance coverage that we can obtain in the future or restrict our ability to buy insurance coverage at reasonable rates. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any deductible and/or self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks. In the event of a substantial loss, the insurance coverage that we carry may not be sufficient to compensate us for the losses we incur or any costs we are responsible for.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our financial condition and results of operations could be adversely affected.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition; allowance for doubtful accounts; inventories; long-lived assets, goodwill and non-amortizing intangible assets; warranty policy; income taxes and provisional estimates due to the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017; share-based compensation; and foreign currency translation. Our financial condition and results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our common stock.

Certain of our stockholders, if they choose to act together, have the ability to significantly control or influence all matters submitted to stockholders for approval.

As of December 31, 2022, Nippon Xport Ventures, Inc. owned approximately 67% of the shares of our Common Stock, of which 1,000,000 shares are being registered for resale in the concurrent resale being registered in the registration statement of which this prospectus forms a part, which is expected to dilute to approximately 50% at the time of the IPO and prior to option grants. Our Chief Executive Officer, Timothy L. Triplett and our Chief Technology officer Akinobu Yorihiro are the sole owners of Nippon Xport Ventures, Inc. each of whom serve on our board of directors. Additionally, on April 15, 2022, Messrs. Triplett and Yorihiro were each granted stock options to purchase 807,232 shares vesting immediately. As a result, if Nippon Xport Ventures, Inc. (Timothy L. Triplett and Akinobu Yorihiro) as a stockholder were to choose a course of action, they would be able to completely influence all matters submitted to our stockholders for approval, as well as our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

Under applicable Nasdaq rules, we could be considered to be a “Controlled Company” if more than 50% of the voting power for the election of directors is held by an individual, a group or another company. A Controlled Company is exempt from the requirements to have a majority of independent directors, an independent compensation committee and independent director oversight of director nominations. Even if Nippon Xport Ventures, Inc. owns more than 50% of the voting power as of the time of or subsequent to this Initial Public Offering, we do not intend to rely on the Controlled Company exemption, and we have filed with Nasdaq a corporate governance certification form to that effect. Accordingly, we will comply with all of the applicable Nasdaq governance rules irrespective of our possible status as a Controlled Company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our products and planned future products;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, on our business, our customers, our competitors, healthcare systems or the global economy as a whole;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our products and any planned future products;

●	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

●	our reliance on third-party suppliers;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	our ability to operate our facility effectively and manufacture products; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We will not receive proceeds from sales of the Resale Shares made under this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of Sacks Parente Golf, Inc. and its subsidiaries (“the “Company”, “us”, “our” or “we”) is supplemental to, and should be read in conjunction with, the “Summary Historical Financial Information” section of this filing and Company information. The discussion in this section contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Actual future results could differ materially from those discussed below for many reasons, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section and elsewhere in this prospectus.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Objective

The objective of the Management’s Discussion and Analysis is to detail material information, events, uncertainties and factors impacting the Company and provide investors an understanding from “Management’s perspective”.

Company Overview

Sacks Parente Golf, Inc. (“we,” the “Company” or “SPG”) is a technology-forward golf company, with a growing portfolio of golf products, including putting instruments, golf shafts, golf grips, and other golf related products. In consideration of our growth opportunities in shaft technologies, in April of 2022, we expanded our manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is our intent to manufacture and assemble substantially all products in the United States. We anticipate expansion into golf apparel and other golf related product lines to enhance our growth. Our future expansions may include broadening our offerings through mergers, acquisitions or internal developments of product lines that are complementary to our premium brand.

Key Factors Affecting Our Performance

Seasonality and General Trends in Golf Participation

Because golf is a seasonal sport, our sales are cyclical and unlikely to remain consistent from quarter to quarter. Further, if golf participation decreases or the number of rounds of golf played decreases generally, for any or no reason, sales of our products may be adversely affected. In the future, the overall dollar volume of the market for golf-related products may not grow or may decline. The COVID-19 pandemic has resulted in a surge in golf participation and growth for our industry, but such trend may not continue and future trends are difficult to predict.

Public Company Costs

Our Common Stock will be registered with the SEC and listed on The Nasdaq Capital Market, which will require us to hire additional personnel and implement public company procedures and processes. We expect to incur additional annual expenses as a public company for internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of Inflation

Recent inflationary trends have led to a moderate increase in some of the component parts used to manufacture our products. To date, we have not passed the increase in cost to our consumers. Continued prolonged periods of inflationary pressure on some or all costs may result in increased costs to produce our products that could have an adverse effect on profits from sales of these products or require us to increase prices for our products that could adversely affect consumer demand for our products.

Impact of Supply Chain Disruption

In February 2021, the US Government blocked all imports from the country of Myanmar. This disruption eliminated our main source of carbon fiber shafts, a crucial component of our putting instruments. While we are unable to quantify the financial impact of lost revenue on our business, this severe disruption limited our ability to acquire inventory to grow our sales. To mitigate similar future disruptions, we recently built a shaft manufacturing facility in St. Joseph, MO, using source materials produced in Japan and South Korea by third parties, which we believe will allow us to reach our business goals without further disruptions.

While we have not had significant other disruptions that materially impacted our financial results, we continue to seek and expand the number of qualified domestic vendors used to source materials.

Results of Operations

Comparison of the Three Months Ended March 31, 2023 to the Three Months Ended March 31, 2022

Our sales, operating expenses, and net loss from operations for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022 were as follows (amounts are rounded to nearest thousands):

	For the Three Months Ended			Percentage
	March 31,			Change
	2023	2022	Change	Inc. (Dec.)
	(unaudited)	(unaudited)

Net Sales	$90,000	$65,000	$25,000	38%
Cost of goods sold	46,000	20,000	26,000	130%
Gross profit	44,000	45,000	(1,000)	(2)%

Operating expenses
Selling, general and administrative expenses	916,000	185,000	731,000	395%
Research and development expense	25,000	2,000	23,000	1,150%
Total operating expenses	941,000	187,000	754,000	403%

Loss from operations	(897,000)	(142,000)	(755,000)	532%

Interest expense	(20,000)	(2,000)	(18,000)	900%
Net loss	$(917,000)	$(144,000)	$(773,000)	537%

Net Sales

Our net sales increased 38% to $90,000 during the three months ended March 31, 2023, compared to $65,000 during the three months ended March 31, 2022. The increase in net sales was primarily from our first-time sales to a distributor in South Korea, which represented approximately $43,000, or 48%, of our net sales during the three months ended March 31, 2023.

Cost of goods sold

Cost of goods sold represents primarily our material, component, and license fees for manufacturing our products sold and changes in inventory reserves for slow-moving or potentially obsolete products. Our cost of goods sold increased by $26,000 to $46,000 for the three months ended March 31, 2023, compared to $20,000 for the three months ended March 31, 2022. Our gross margin was 49% and 69% for the three months ended March 31, 2023 and 2022, respectively, with the decrease in gross margin resulting from the change in product mix sold, and the change in our inventory reserves during the three months ended March 31, 2023, as compared to the prior year period.

Operating Expenses

Operating expenses include selling, general and administrative expenses, and research and development costs.

Our selling, general and administrative expenses increased approximately $731,000 to $916,000 during the three months ended March 31, 2023, compared to $185,000 during the three months ended March 31, 2022. The increase in selling, general and administrative expenses in the current year period was from increased salaries expense of $363,000, increased stock based compensation of $263,000, and increased professional fees of $59,000. The remaining increase in expenses of approximately $46,000 was from routine changes in our selling, general and administrative expenses accounts to support our operations.

Research and development costs include advisors, consultants, and product design and development. Research and development expenses increased $23,000 to $25,000 during the three months ended March 31, 2023, compared to $2,000 during the three months ended March 31, 2022. The increase in research and development costs in the current year period was from our new product development activities.

Loss from Operations

Loss from operations increased to $897,000 for the three months ended March 31, 2023, compared to $142,000 for the three months ended March 31, 2022. The increase in operating loss was due to our increased stock based compensation costs, and increased operating costs, as discussed above.

Interest Expense

Interest expense was $20,000 for the three months ended March 31, 2023, compared to $2,000 for the three months ended March 31, 2022. The increase in interest expense was from increased debt balances in 2023 compared to the prior year.

Net Loss

Net loss increased $773,000 to $917,000 during the three months ended March 31, 2023, compared to $144,000 for the three months ended March 31, 2022. The increase in operating loss was due to increased stock based compensation costs, increased operating costs, and increased interest costs as discussed above.

Comparison of the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Our sales, cost of goods sold, operating expenses, and net loss from operations for the year ended December 31, 2022 as compared to the year ended December 31, 2021 were as follows (amounts are rounded to nearest thousands):

	Year Ended December 31, 2022	Year Ended December 31, 2021	% Change

Net Sales	$190,000	$200,000	-5%
Cost of goods sold	110,000	116,000	-5%
Gross profit	80,000	84,000	-5%

Operating expenses:
Selling, general and administrative	2,874,000	359,000	701%
Research and development	73,000	19,000	284%
Total operating expenses	2,947,000	378,000	680%

Loss from operations	(2,867,000)	(294,000)	875%

Loss on extinguishment of debt	(574,000)	-	100%
Interest expense	(64,000)	(8,000)	700%

Net loss	$(3,505,000)	$(302,000)	1,061%

Net Sales

Our net sales decreased 5% to $190,000 during the year ended December 31, 2022, compared to $200,000 during the year ended December 31, 2021.

Cost of goods sold

Cost of goods sold represents primarily our material, component, and license fees for manufacturing our products sold and changes in inventory reserves for slow-moving or potentially obsolete products. Our cost of goods sold decreased by $6,000 to $110,000 for the year ended December 31, 2022, compared to $116,000 for the year ended December 31, 2021. Our gross margin was 42% and 42% for the years ended December 31, 2022 and 2021, respectively.

Operating expenses

Operating expenses include selling, general and administrative expenses, and research and development costs.

Our selling, general and administrative expenses increased approximately $2,515,000 to $2,874,000 during the year ended December 31, 2022, compared to $359,000 during the year ended December 31, 2021. The increase in selling, general and administrative expenses was from increased stock based compensation of $1,411,000, increased salaries expense of $608,000, increased marketing related expenses of $234,000, and increased professional fees of $186,000. The remaining increase in expenses of approximately $76,000 was from routine changes in our selling, general and administrative expenses accounts to support our operations.

Research and development costs include advisors, consultants, and product design and development. Research and development expenses increased $54,000 to $73,000 during the year ended December 31, 2022, compared to $19,000 during the year ended December 31, 2021. The increase in research and development costs in the current year period was from our new product development activities.

Loss from operations

Loss from operations increased to $2,867,000 for the year ended December 31, 2022, compared to $294,000 for the year ended December 31, 2021. The increase in our loss from operations was due to our decreased gross profit, increased stock based compensation costs, and increased operating costs, as discussed above.

Loss on extinguishment of debt

In accordance with a Plan of Conversion agreed to by each investor on March 18, 2022, our convertible debt obligations of $1,050,000 were converted into 2,023,769 shares of the Company’s common stock, with a fair value of $1,624,000. The difference between the fair value of the common stock and the convertible debt obligation was $574,000, which was recorded as a loss on extinguishment of debt. No similar transaction occurred in the same period of the prior year.

Interest expense

Interest expense was $64,000 for the year ended December 31, 2022, compared to $8,000 for the year ended December 31, 2021. The increase in interest expense was from increased debt balances in 2022 compared to the prior year.

Net loss

Net loss increased $3,203,000 to $3,505,000 during the year ended December 31, 2022, compared to $302,000 for the year ended December 31, 2021. The increase in net loss was due to decreased gross profit, increased stock based compensation costs, increased operating costs, the recording of a loss on extinguishment of debt, and increased interest expense as discussed above.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations, financial condition and liquidity are based upon our consolidated financial statements, which have been prepared and audited in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity, revenues and expenses, as well as related disclosures of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions. On an ongoing basis, we review our estimates to ensure that the estimates appropriately reflect changes in our business and new information as it becomes available.

Management believes the critical accounting estimates discussed below affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements.

Revenue Recognition

We account for revenue recognition in accordance with Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.”

The amount of revenue we recognize is based on the amount of consideration we expect to receive from customers. The amount of consideration is the sales price adjusted for estimates of variable consideration, including sales returns, discounts and allowances as well as sales programs, sales promotions and price concessions that we offer, as described further below. These estimates are based on amounts earned or expected to be claimed by customers on the related sales, and are therefore recorded to the respective net revenue, trade accounts receivable, and sales program liability accounts.

We may offer short-term sales program incentives, which include sell-through promotions and price concessions or price reductions. Sell-through promotions are generally offered throughout a product’s life cycle, which varies from two to three years but could be shorter or longer. Price concessions or price reductions are generally offered at the end of the product’s life cycle. The estimated variable consideration related to these potential programs will be based on a rate that includes historical and forecasted data. We may record a reduction to net revenues using this rate at the time of the sale. We will monitor this rate against actual results and forecasted estimates and adjusts the rate as necessary in order to reflect the amount of consideration it expects to receive from its customers.

We also may record an estimate for anticipated returns as a reduction of sales and cost of sales, and accounts receivable in the period that the related sales are recorded. The cost recovery of inventory associated with this reserve will be accounted for in other current assets. Sales returns will be estimated based upon historical returns, current economic trends, changes in customer demands and sell-through of products. We also may offer certain customers sales programs that would allow for specific returns. We may record a return reserve for anticipated returns related to these sales programs at the time of the sale based on the terms of the sales program.

Inventories

Inventories are valued at the lower of cost or net realizable value, which includes a reserve for excess, obsolete and/or unmarketable inventory. We estimate the reserve based upon current inventory levels, sales trends and historical experience as well as management’s estimates of market conditions and forecasts of future product demand, all of which are subject to change. The calculation of our reserve for excess, obsolete and/or unmarketable inventory requires management to make assumptions and to apply judgment regarding inventory aging, forecasted consumer demand and pricing, regulatory (USGA and R&A) rule changes, the promotional environment and technological obsolescence. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the reserve. However, if estimates regarding consumer demand are inaccurate or change, we may need to increase its inventory allowance, which could significantly adversely affect we operating results.

Cost of Products

Our cost of products is comprised primarily of material, component and license fees. Historically, our manufacturing costs, primarily material and component costs, are variable in nature and will fluctuate with sales volumes. Generally, the relative significance of the components cost of products do not vary materially from period to period. However, with the current inflation pressures on current economic outlook, this could change.

Recent Accounting Pronouncements

See Notes to Financial Statements contained within for management’s discussion of recent accounting pronouncements.

Financial Condition

Our cash and restricted cash balance was $30,000 on March 31, 2023.

Our accounts receivable balance fluctuates throughout the year as a result of the general seasonality of our business and is also affected by the timing of new product launches. With respect to our Golf Equipment business, the accounts receivable balance will generally be at its highest during the first and second quarters due to the seasonal peak in the golf season, and it will generally decline significantly during the third and fourth quarters as a result of an increase in cash collections and lower sales. Our planned Apparel, Gear and Other accounts receivable balances are expected to be higher during the second half of the year.

Our inventory balance fluctuates throughout the year as a result of the general seasonality of our business and is also affected by the timing of new product launches. With respect to our Golf Equipment business, the buildup of inventory levels generally begins during the fourth quarter and continues heavily into the first quarter as well as into the beginning of the second quarter in order to meet demand during the height of the golf season. Inventory levels are also impacted by the timing of new product launches as well as the success of new products. Apparel, Gear and Other inventory levels start to build in the second quarter and continues into the third and fourth quarters.

Liquidity and Capital Resources

Liquidity

Our principal sources of liquidity consist of its existing cash balances, funds expected to be generated from operations and potentially funds from credit facilities. Based upon our current cash balances, our estimates of funds expected to be generated from operations, as well as from current and projected availability under our current or future credit facilities, we believe that we will be able to finance current and planned operating requirements, capital expenditures, required debt repayments and contractual obligations and commercial commitments for at least the next 12 months from the date of the IPO.

Our ability to generate sufficient positive cash flows from operations is subject to many risks and uncertainties, including future economic trends and conditions, the future economic impact from the COVID-19 pandemic, demand for our products, supply chain challenges, price inflation, foreign currency exchange rates, and other risks and uncertainties applicable to us and our business (see “Risk Factors” on Page 9).

Related Party Loans

Related party loans consist of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022

Line of credit to related party – Akinobu Yorihiro (a)	$67,000	$67,000
Line of credit to related party – Tim Triplett (b)	77,000	76,000
Line of credit to related party – GML Holdings (c)	152,000	151,000
Line of credit to related party – NXV (d)	19,000	19,000
Secured promissory note to related party – Michael Keller (e)	233,000	224,000
Total	$548,000	$537,000

(a)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Akinobu Yorihiro. Akinobu Yorihiro is a co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $67,000 and $67,000, respectively.

(b)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Tim Triplett. Tim Triplett is co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $77,000 and $76,000, respectively.

(c)	On August 1, 2018, the Company entered into a Line of Credit Agreement with GML Holdings. GML Holdings is owned by Akinobu Yorihiro, co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $250,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $152,000 and $151,000, respectively.

(d)	On March 1, 2018, the Company entered into a Line of Credit Agreement with NXV. NXV is owned by Akinobu Yorihiro, co-founder, Director and Chief Technology Officer, and Chief Legal Officer of the Company, and Tim Triplett, co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $40,000. Advances under this line of credit bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $19,000 and $19,000, respectively.

(e)	On May 23, 2022, the Company entered into a secured promissory note (“Note”) with Michael Keller, the Company’s Chief Financial Officer, in the principal amount of $200,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $233,000 and $224,000, respectively.

Notes Payable

Notes payable consist of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022

Note payable (a)	$114,000	$109,000
Note payable (b) – past due	279,000	275,000
Total	$393,000	$384,000

(a)	On July 15, 2022, the Company entered into a unsecured promissory note (“Note”) with a private party (“Lender”), in the principal amount of $100,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $114,000 and $109,000, respectively.

(b)	On November 9, 2022, the Company entered into a promissory note (“Note”) for $250,000. The Company promises to pay to the order of Lender the sum of two hundred fifty thousand dollars ($250,000), together with a single payment of 10% of the total loan within 90 days of the loan, plus a 20% per annum on the balance if it is not paid within 90 days of the loan. The full balance of this Note is due and payable in one lump sum payment on the earlier to occur of: (a) 90 days from receipt of funds, (b) the one-year anniversary of this Note or (c) no more than 15 days following the receipt by Borrower of the proceeds from the anticipated initial public offering of Borrower’s common stock. Notwithstanding anything to the contrary herein and regardless of when the Note is repaid in full, the minimum interest payment due to Lender shall be $25,000. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $279,000 and $275,000, respectively.

Share Repurchases

Information about any of our share repurchase plans will be disclosed in the future. No plans for Share Repurchase are currently foreseen.

Material Cash Requirements

The table below summarizes certain material cash requirements as of March 31, 2023 that will affect our future liquidity. We plan to utilize our liquidity (as described above) and our cash flows from business operations to fund our material cash requirements.

Cash, Cash Equivalents and Cash Flows

The following table summarizes our cash flows for the periods indicated (amounts are rounded to nearest thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021
	(unaudited)	(unaudited)
Net cash provided by (used in):
Operating activities	$(186,000)	$(125,000)	$(785,000)	$(171,000)
Investing activities	-	-	(75,000)	-
Financing activities	45,000	211,000	847,000	255,000
Net increase (decrease) in cash	$(141,000)	$86,000	$(13,000)	$84,000

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2023 totaled $186,000, compared to net cash used in operating activities for the three months ended March 31, 2022 of $125,000. The increase in net cash used in operations for the three months ended March 31, 2023 was primarily to fund our increased net loss, adjusted by changes in stock based compensation expense of $225,000, an increase in accrued compensation for our officers of $358,000, with the remaining change related to our working capital accounts.

Net cash used in operating activities for the year ended December 31, 2022 totaled $785,000, compared to net cash used in operating activities for the year ended December 31, 2021 of $171,000. The increase in net cash used in operations for the year ended December 31, 2022 was primarily to fund our increased net loss, adjusted by changes in stock based compensation expense of $1,411,000, a gain on extinguishment of debt of $574,000, an increase in accrued compensation for our officers of $615,000, with the remaining change related to our working capital accounts.

Investing Activities

We had no investing activities during the three months ended March 31, 2023 and 2022.

Net cash used in investing activities for the year ended December 31, 2022 totaled $75,000, compared to no net cash used in operating activities for the year ended December 31, 2021. The increase in net cash used in investing activities for the year ended December 31, 2022 was for the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2023 was $45,000, which included proceeds of $60,000 received in the private placement of common stock, offset by the $15,000 repayment of our equipment purchase obligation. Net cash provided by financing activities for the three months ended March 31, 2022 included proceeds of $200,000 received in the private placement of common stock, proceeds of $150,000 from the sale of convertible debt obligations, and net proceeds of $1,000 from our loans from related parties, offset by $140,000 paid for deferred offering costs related to our planned initial public offering.

Net cash provided by financing activities for the year ended December 31, 2022 was $847,000, which included proceeds of $420,000 received in the private placement of common stock, proceeds of $150,000 from the sale of convertible debt obligations, proceeds of $350,000 from notes payable, and net proceeds of $200,000 from our loans from related parties, offset by $230,000 paid for deferred offering costs related to our planned initial public offering and $43,000 repayment of our equipment purchase obligation. Net cash provided by financing activities for the year ended December 31, 2021 was $255,000, which included proceeds of $250,000 from the sale of convertible debt obligations, and net proceeds of $5,000 from our lines of credit from related parties.

Operating and Capital Expenditure Requirements

Going Concern and Liquidity

Since inception, our principal sources of liquidity have been cash provided by financing, including through the private placement of equity securities, and related party loans. Our principal uses of cash have been primarily for labor and outside services, development of new products and improvement of existing products, and expansion of marketing efforts to promote our products and brand. We anticipate that additional expenditures will be necessary to develop and expand our assets before sufficient and consistent positive operating cash flows will be achieved, including sufficient cash flows to service existing liabilities and related interest.

With the recent commercialization of our products, we are making significant investments in sales and marketing, tooling to manufacture our products, and infrastructure investments to meet planned customer demand. We will also incur additional expenses generally associated with being a publicly traded company, including the cost of financial statement audits and reviews, compliance, director fees, insurance policies, investor relations, upgraded systems, and enhanced internal controls.

We believe, based on our current operating plan, that our current capital resources, along with the net proceeds from the IPO, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. However, our expected use of the net proceeds from the IPO described above represents our intentions based upon our current plans and business conditions. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of the IPO or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned commercialization activities, the results of our planned field trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

As further presented in our financial statements and related notes included in this prospectus, during the three months ended March 31, 2023, we incurred a net loss of $917,000, used cash in operations of $186,000, and at March 31, 2023, had a shareholders’ deficit of $2.51 million, and a working capital deficit of $2.55 million. During the year ended December 31, 2022, we incurred a net loss of $3.51 million, used cash in operations of $785,000, and at December 31, 2022, had a stockholders’ deficit of $1.88 million, and a working capital deficit of $1.84 million. These factors raised substantial doubt about our ability to continue as a going concern, as noted by our independent registered public accounting firm in its report on our December 31, 2022 financial statements. We believe, based on our current operating plan, that our current capital resources, along with the net proceeds from the IPO, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. Additional funds may be needed in order to continue production and operations, maintain profitability and to achieve our objectives.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to maintain revenues and generate profit from operations. During the three months ended March 31, 2023, we raised $60,000 from a private placement transaction. During the year ended December 31, 2022, we raised $420,000 from a private placement transaction, $150,000 from the sale of convertible debt obligations, $350,000 from notes payable, and $200,000 in loan proceeds from related parties. During the year ended December 31, 2021, we raised $250,000 from a private placement transaction, and $5,000 in proceeds from our lines of credit from related parties. At December 31, 2022, we had cash on hand of approximately $147,000, and restricted cash of $24,000, and may not be able to generate sufficient funds from our future operations to meet our cash flow requirements.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year; or (iii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt securities. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. We have elected to take advantage of these reduced disclosure obligations and may elect to take advantage of other reduced reporting obligations in the future.

For so long as we are an emerging growth company, we will not be required to:

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

●	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, the Company may adopt new or revised accounting standard by the date private companies are required to comply. For example, the Company intends to adopt ASU No. 2016-02, Leases, (Topic 842) (“ASC 842”) as of January 1, 2022.

BUSINESS

Description of Our Operations, Principal Activities and Key Factors

We are a technology-forward golf company, with a growing portfolio of golf products, including putting instruments, golf shafts, golf grips, and other golf related products. In April 2022, in consideration of our growth opportunities in shaft technologies, we expanded our manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. We intend to manufacture and assemble as many of our products in the United States as is economically feasible. We anticipate expanding into golf apparel and other golf-related product lines to enhance our growth. These products will come either from acquisition of an existing business or independent third-party providers with the means to deliver on the SPG brand requirements. Other expansions may include broadening our offerings through mergers, acquisitions or internal developments of product lines that are complementary to our premium brand.

We live by the statement “Physics not Gimmicks” and as a result, we believe that we have created game changing innovations like our patented Ultra-Low Balance Point technologies that we believe make any putter a better putter. ULTRA-LOW BALANCE POINT is a balance point on the shaft that is five (5) inches or less from the sole of the putter. The Company achieves this, not by making the putter head heavier like some companies have done, but by making the putter shaft and grip feather light. An ULBP putter has substantially more of the relative weight at the putter head which makes the putter head feel a lot heavier than it really is. The result, supported by independent testing, is a putter that promotes a natural pendulum like tempo, natural squaring of the head at impact and a natural release of the toe of the putter head, all of which can help contribute to better putting performance.

By investing in research and development and leveraging applied science and physics, we design golf equipment and products to be technologically superior by breaking the “sea of sameness” that exists in golf today. We have the ability to create and modify product designs using computer aided design software, finite element analysis software and structural optimization techniques. Further, we utilize a variety of robotics and testing equipment, along with computer software, including launch monitors, an in-house laboratory and test center for our golf equipment products.

We manage our global business operations through our operating and reportable business segments. Our business segments currently include, golf putting instruments, golf shafts, and golf related products.

Markets

Our products are sold in the Americas, Asia and Europe. We sell our golf equipment products in the United States and internationally, directly via e-commerce, through distribution or subsidiaries, to wholesale customers, including pro-shops at golf courses and off-course retailers, sporting goods retailers, on-line retailers, third-party distributors, and through Club Champion Golf, the international leader in golf club fitting with strategic locations across the U.S. and internationally. We sell certain products to mass merchants, as well as directly to consumers through retail locations in Japan and have recently begun selling products in South Korea. We offer custom fitting programs online to help consumers find the best fit for their personal specifications. In addition, we sell to corporate customers who want certain customizations of our golf equipment.

Advertising and Marketing

Our marketing campaigns in connection with the SPG brand are aimed to increase consumer awareness of the products and support the overall growth strategy. We will focus our advertising efforts mainly on television commercials, primarily on The Golf Channel and web-based digital, social media advertising, and printed advertisements in national magazines, such as Golf Magazine and Golf Digest, as well as in-store advertising. We also establish relationships with professional athletes and personalities, including members of various professional golf tours as well as other athletes and personalities, in order to promote our golf equipment product lines.

Distribution

We currently have our primary assembly and distribution center in Camarillo, CA. We have recently opened a new facility in St. Joseph, MO and plan to relocate all U.S. manufacturing, warehousing and distribution to this location at some point in the next two years. We believe that the St. Joseph facility will allow us to reduce our reliance on overseas suppliers, which have been subject to severe supply chain issues over the past two years, and potentially to begin manufacturing driver and fairway wood/hybrid shafts using our proprietary mandrels and wrapping technology. In addition, we plan to grow distribution centers in or near Tokyo, Japan, Seoul, South Korea, Mexico and other prominent cities based on the needs of these markets.

Production Process

The Company has its primary golf putting instrument assembly facility in Camarillo, CA. It is our ongoing goal to develop, design and manufacture as many of the company’s products, as is economically feasible, in the U.S. We currently have limited assembly/fitting capabilities in Tokyo, Japan and will soon have similar capabilities in South Korea. Overall, the golf club assembly process is fairly labor intensive, requires extensive supply chain coordination and utilizes raw materials that are obtained from suppliers both internationally and within the United States.

Raw Material and Suppliers

Our putting instruments raw material consist of a fairly wide variety of steel and aluminum types, along with other metals like tungsten, magnesium, and titanium. Our shafts consist of carbon fiber and prepreg materials along with coatings, paintings, inks and other decorative materials. The suppliers of these raw materials are located in the U.S., Japan, South Korea, and other countries around the world. We rely on third-party suppliers to provide our raw materials and CNC machine certain parts. Our putters are currently assembled from components produced in the U.S., Taiwan, China, Japan and South Korea. Our shafts are manufactured in-house from materials produced in Japan and South Korea by third parties. We note that some components or materials may be available only from a limited number of sources. We choose not to enter into long-term contracts with any of our suppliers or manufacturers for the production and supply of our raw materials and components, and typically transact business with our suppliers on an order-by-order basis. We also compete with other companies for raw materials and production.

We currently source the vast majority of our grip products from third-party suppliers in China and we source some CNC milled products from Taiwan. However, we are already producing products, shafts and putter heads in the US, and plan to manufacture as many components in the US as is economically feasible. We have worked with a limited number of manufacturing partners that produced components in facilities located in Southeast Asia and could do so again. We continuously work to diversify our sourcing and manufacturing capabilities.

Anytime a company has limited sources for materials or suppliers there is significant risk and we are no different. If we are unable to acquire raw materials such as carbon fiber or pre-preg, it may take significant time to educate an alternate supplier with the specific engineering and manufacturing requirements of our materials or designs. If we were unable to secure a reliable supplier for any component or material that we do not manufacture ourselves and find that replacement in a timely manner, this could have a material adverse effect on our business, financial condition and results of operations.

We have experienced supply issues as a result of the U.S. Government blocking all imports from Myanmar, and our source for carbon fiber shafts was instantly eliminated. With no supplier for shafts this materially impacted our ability to deliver product and grow channels of distribution. However, our management adapted and within 12 months overcame these issues by opening our own shaft manufacturing facility in St. Joseph, MO.

Product Portfolio Characteristics

We design, manufacture and sell technology-forward, high-quality, golf equipment, which is comprised of putting instruments, golf shafts, golf grips and related product groups. We design our golf products to fit golfers of all skill levels, amateur and professional, and our products are designed with the goal of conforming to the Rules of Golf as published by the United States Golf Association (“USGA”) and the ruling authority (“The R&A”).

Our equipment includes putting instruments, golf shafts and grips sold under the SPG brand. Our putting instruments are generally made of steel, aluminum, titanium alloys, carbon fiber, tungsten, our patented magnesium face plate technologies, and various other materials.

Our shaft and putter technology has been shown by The Golf Lab, a Canadian golf research and education provider, to improve players’ ability to make putts, feel of the putter head, stroke, face angle at impact, and consistency for distance control. Our management believes that our proprietary shaft designs can enhance the performance of players’ putters as well as drivers and other golf clubs. Further, our management believes that these innovative designs, along with our proprietary manufacturing techniques, create performance improvements over traditional golf shafts.

We are in prototype phase on multiple new putting instrument designs that are very popular on the market, one of which we expect to launch in the second quarter of 2023. Management believes that our versions of these models, while having a familiar shape, could out-perform other versions in the industry because of our design philosophy and use of advanced metals.

Soft Goods

In addition to our existing products, we intend in the future to sell high quality soft goods such as golf apparel and golf accessories including golf bags, gloves, headwear, practice aids and more. We are in the early stages of planning our soft goods business and do not anticipate that we will begin manufacturing or selling soft goods until 2024. However, management believes that soft goods may eventually comprise significant portion of our business.

Corporate Conversion

We were founded in 2018 as Sacks Parente Golf Company, LLC, a Delaware limited liability company. On March 18th, 2022, we converted into a Delaware corporation named Sacks Parente Golf, Inc.

Environmental Matters

We are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and the remediation of environmental contaminants (collectively, “Environmental Laws”). In the ordinary course of our manufacturing processes, we use paints, chemical solvents and other materials, and generate waste by-products that are subject to these Environmental Laws.

We endeavor to adhere to all applicable Environmental Laws and act as necessary to comply with these laws. We maintain an environmental and safety program at our facilities. The environmental and safety program includes obtaining environmental permits as required, capturing and appropriately disposing of any waste by-products, tracking hazardous waste generation and disposal, air emissions, safety situations, material safety data sheet management, storm water management and recycling, and auditing and reporting on its compliance.

Intellectual Property

We are the owner or licensee of multiple utility and design patents in the U.S. and foreign countries relating to our products and product designs, including U.S and foreign trademark registrations relating to our products, product designs, manufacturing processes and research and development concepts. Other patent and trademark applications are pending and await registration. In addition, we own various other protectable rights under copyright, trade dress and other statutory and common laws. Our intellectual property rights are material to our business, and we seek to protect such rights through the registration of trademarks and utility and design patents, the maintenance of trade secrets and the creation of trade dress. When necessary and appropriate, we will enforce our rights through litigation.

Our patents are generally in effect for up to 20 years from the date of the filing of the patent application. Our trademarks are generally valid as long as they are in use and their registrations are properly maintained and have not been found to become generic.

Patents

We currently hold the following patents:

●	US D874589 S (Series 18 design patent)
●	US D874592 S (Series 54 design patent)
●	US D867494 S (Series 39 design patent)
●	US 11,123,614 B2 (Magnesium Golf Clubhead Insert)
●	Ultra Low Balance Point Utility Patent:

○	US 8,608,586
○	Australia Patent No. 2012/301755
○	Canada Patent No. 2,846,882
○	China Patent App No. 2012/80042114.1
○	European Patent App. No. 128287695
○	Japan Patent No. 2014-528632
○	South Korea Patent No. 2014-7008689
○	South Africa Patent No. 2014/02273

The Ultra Low Balance Point Utility Patent described above was licensed to us by Parcks Designs, LLC on July 24, 2018. The license granted to us is perpetual, worldwide, royalty-free, and exclusive aside from one other licensee. The principals of Parcks Designs, LLC are Steve Sacks and Richard Parente, cofounders of the Company together with Tim Triplett and Akinobu Yorihiro. Currently, Steve Sacks is actively involved with us as a director of Research & Development for putter head development. Richard Parente has transitioned to be a consultant to the Company. On May 25, 2022, we and Parcks Designs entered into a Consulting Agreement whereby Parcks Designs will perform club and shaft testing and analysis, putter head design consulting and other services as may be agreed upon from time to time. The consulting fees due to Parcks Designs will be nominal in the beginning and increase to $2,000 per month after June 1, 2024.

On August 7, 2018, Richard E. Parente and Steve Sacks assigned to us the entire worldwide right, title and interest in and to the Quad Weighted Lightweight Putter.

Confidential Information and Trade Secrets

The success of our business depends, in part, on maintenance of confidential information and trade secrets, generally referred to as proprietary information. We have implemented procedures to maintain the confidentiality of its proprietary information. Employees enter into confidentiality agreements with us and, where appropriate, a confidentiality agreement is executed before confidential information is revealed. Confidentiality provisions are also present in consulting agreements and supplier agreements in certain cases where the consultant or supplier may be exposed to confidential information.

Trademarks

The following marks and phrases, among others, are trademarks of the Company:

●	USPTO Reg. No. 5,783,037 (Veni Vidi Vici)
●	USPTO Reg No. 5,822,719 (Sacks Parente)
●	South Korea Reg. No. 40-1820381 (Sacks Parente)

Domain names

We own the domain names listed below. Domain names are generally renewable every year or every two years.

www.sacksparente.com

www.spgolfinc.com

www.spgolfco.com

www.spgputter.com

www.spgshafts.com

www.newtonshafts.com

www.spgtour.com

www.physicsnotgimmicks.com

www.spgfangster.com

Social Media Accounts

We operate the social media accounts listed below.

●	Twitter: https://mobile.twitter.com/sacksparente
●	Facebook: https://www.facebook.com/sacksparente
●	LinkedIn: https://www.linkedin.com/company/sacks-parente-golf/
●	Instagram: https://www.instagram.com/sacksparente/

Legal Proceedings

We are not currently involved in any dispute, pertaining to our intellectual property rights or otherwise, either as a plaintiff or a defendant.

Government Regulation

We are subject to extensive federal, state, local and foreign laws and regulations, as well as other statutory and regulatory requirements, the Americans with Disabilities Act (the “ADA”), and similar state laws, privacy and cybersecurity laws, environmental, health and human safety laws and regulations, the Foreign Corrupt Practices Act and other similar anti-bribery and anti-kickback laws. New laws and regulations or new interpretations of existing laws and regulations from federal, state and local authorities may also impact the business.

Employees and Human Capital

We view our employees as our most valuable asset and seek to attract and maintain the highest quality talent by offering competitive salaries, benefits and other services, opportunities to grow professionally, and regular evaluations, among other initiatives. As of the date hereof, we have seven full-time employees. We also engage independent contractors and outside consultants as necessary.

Culture and Values

We are driven by a desire to deliver gimmick-free, technologically advanced, exceptional products and experiences for our customers. Our leadership team and employees are guided by our core values: be driven to change the status quo, never be satisfied, always act with integrity and respect, always put the customer first.

Diversity and Inclusion

We are headquartered in St. Joseph, MO, and will maintain offices, distribution centers, and retail stores in numerous locations around the world. We are committed to recruiting, developing and promoting a diverse and inclusive workforce while offering unique opportunities and career paths for its employees. We have an ongoing commitment to increase the number of women and diverse candidates throughout all levels of management while also hiring the most qualified individuals. We do not discriminate on the basis of actual or perceived race, creed, color, religion, national origin, citizenship status, age, disability, marital status, sexual orientation, gender, gender identity and similar classifications.

Employee Well-being

We are committed to the health and well-being of its employees. Therefore, we plan to design our compensation and benefits programs to insure this commitment. In addition to offering competitive compensation, we plan to offer a standard benefit package that includes, health, life and disability insurance coverage.

Competition

We intend to compete on the basis of technologies that improve the player’s experience. Management further believes quality and unparalleled customer service define the better companies in all industries. In order to better understand trends, management receives and evaluates internally generated market trends for United States and foreign markets, as well as periodic public and customized market research for the United States and Asia. Providers of such market research are Golf Datatech and The National Golf Foundation that include trends from certain on- and off-course retailers. In addition, we utilize data from other market research firms in Asia.

Our major competitors for putting instruments are TaylorMade, Ping, Acushnet (Scotty Cameron, Titleist brand) and Callaway Odyssey/Toulon brands.

Our major competitors for golf shafts include Fujikura Composites, Inc, Mitsubishi Chemical MCC, Graphite Design, (Asia) Co Ltd, Nippon Shaft Co. Ltd, Paderson Kinetixx, Taiwan.

All these and other competitors have been in business years longer than we have and have substantially greater resources than we do.

Customers

Our customers include individual golfers as well as wholesalers and retailers, including Club Champion Golf, the international leader in golf club fitting with strategic locations across the USA and internationally.

Inventory

The table below provides our inventory as of April 15, 2022.

Putter Model:	Qty:
Series 66	0
Series 39	352
Series 18	204
Series 99	241
Series 54MH 3 Stripe	0
Series 54MH 9 Stripe	32
Series 54MC 3 Stripe	163
Series 54MC 9 Stripe	127
Series 54LH 3 Stripe	72
Series 545LH 9 Stripe	135
Series 54LC 3 Stripe	259
Series 54LC 9 Stripe	122
Series 54MC Black	8
Series 54 Blue Stripe	23
Series 99 Milled Face & Groves	25
Series 99 Smooth Face	24

Grips:	Qty:
Flat	908
Round	984
Pistol	1125

Head Covers:	Qty:
Blade	660
Midsize Blue	99
Midsize Red	100
Midsize Brown	422
Large	550

Shafts:	Qty:
CSX	23

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Dr. Greg Campbell	60	Chairman - Independent

Brett Hoge	45	Director - Independent

Dottie Pepper	60	Director - Independent

Timothy L. Triplett	65	Chief Executive Officer, Director

Akinobu Yorihiro	53	Chief Technology Officer, Director

Steve Handy	55	Chief Financial Officer

Michael Ferris	65	Chief Strategy & Growth Officer

Angelo Papadourakis	56	Executive Vice President Sales & Distribution

Dr. Greg Campbell, Chairman

Greg Campbell currently serves as the Chairman of SPG and has been in that capacity since November 2018. He is currently also Chief Executive Officer at V-Grid Energy Systems, Inc., a California-based start-up focusing on converting agricultural waste into renewable electricity and valuable bio-carbon. With V-Grid, Campbell has helped deliver breakthrough technology that reimagines what it means to be environmentally conscious, pushing boundaries towards carbon negative operations and fighting soil degradation. Having received his Doctor of Philosophy, Electrical and Electronics Engineering from the University of California Los Angeles and BA/MA in Engineering from Cambridge University, Campbell’s nearly 40-year career spans new and emerging technologies, product development, and philanthropy. He has successfully taken two companies public. He also served as SVP&GM for Lam Research where he managed a $1.2B P&L.

Dottie Pepper, Director

Dottie Pepper has been a member of the SPG Board since April of 2022, and is a 17-time winner on the LPGA tour, including two major championships. She served 3 years as an Independent Director on the PGA of America Board of Directors. Dottie was the 2016 William D. Richardson Award winner, given by the Golf Writers Association of America for continuing contributions to golf and she was also the 2021 Gold Tee winner, given by the Metropolitan Golf Writers Association for career achievements that exemplify the best spirit and traditions of the sport of golf. Dottie also won on the JLPGA Tour and represented the U.S. 6 times in the Solheim Cup. She played the LPGA Tour from 1988 until her retirement in 2004 when she began a career in television. Dottie has covered nearly every major in men’s and women’s golf and has also covered every major international amateur golf competition. She was the first woman to announce live golf at The Masters beginning in 2016 and in 2020 became the first walking reporter to cover that same event. She is currently the lead walking reporter for CBS Sports’ coverage of the PGA Tour, PGA Championship and Masters. She is also the author of the recently released book and audiobook, “Letters to a Future Champion: My Time with Mr. Pulver.”

Brett Hoge, Director

Brett Hoge has been a member of our Board of Directors since March of 2022 and a Financial Advisor with Truist Investment Services, Inc. since 2008. Brett’s deep understanding of investments, and capital management earned him a position in the Top 400 Financial Advisors by the Financial Times in 2017, 2018, 2020 and he was also recognized for Best-In-State Wealth Advisors by Forbes in 2022. Brett earned his bachelor’s degree in business administration with majors in finance and insurance, from Appalachian State University in 1999. He is a passionate community volunteer and mentor, Brett received the 2007 Forsyth County United Way Volunteer of the Year Award, the Investment News Community Leadership Award, and is a past president of Big Brothers Big Sisters of Forsyth, Davie and Yadkin counties. He is also an active board member of the Clemmons Community Foundation Investment Committee, the Centers of Aging and Rehabilitation of Florida, Inc., and JDRF Piedmont Triad Chapter.

Timothy L. Triplett, Director, President and Chief Executive Officer

Timothy L. Triplett is co-founder, Director, President and Chief Executive Officer of the Company and has served in such capacity since our founding in March 2018. Mr. Triplett served as Chief Executive Officer of Nippon Xport Ventures, Inc., our largest stockholder, from 2017-2022 where he continues to serve as a director. Before joining NXV Mr. Triplett was the co-founder, President and Chief Executive Officer of Brass Ring Spirit Brands from 2014-2017. In 2009 he founded Smart Real Estate Investments, Inc. and served as CEO until 2014. Mr. Triplett served as Chairman of the Board of Go Green Technologies, Inc. 2007-2010, and Executive Vice President & General Manager of NASDAQ listed (MFLO) Moldflow Corporation, (acquired by AutoDesk) from 2004-2006. He was the founder of American MSI Corporation, serving as the Chairman, President and Chief Executive Officer from 1984-2004 and was named Entrepreneur of the Year in 1994, for high technology manufacturing, by Inc. Magazine, Merrill Lynch, and Ernst & Young. He is also in the Ernst & Young, Entrepreneur of the Year, Hall of Fame. He attended Western Carolina University from 1974-1979, majoring in Industrial Technology & Manufacturing.

Michael Ferris, Chief Strategy & Growth Officer

Michael Ferris is our Chief Strategy & Growth Officer and has served in such capacity since 2019. Before joining SPG, Mr. Ferris served as Vice President of Product Management for Mophie | ZAGG commencing in July 2018. Prior to this he served as Senior Vice President of Marketing for Sterilis Medical from 2016-2018. Mr. Ferris formerly served at TaylorMade Golf Company as Global Vice-President of Golf Balls and Accessories from 2014-15, Global Vice-President Irons, Putters from 2013-14, Wedges, Global Vice-President of Product Marketing from 2011-13, Global Vice-President of Speed Performance from 2010-11, VP Brand Marketing for Adidas Golf | Ashworth from 2009-10, Vice-President of Golf Ball and Licensing from 2007-09, and Senior Director Golf Ball from July 2005-2007. Mr. Ferris served as VP Category Management at Callaway Golf from 2004 -2005, Vice-President of Marketing Ben Hogan | Top-Flite from 2002-2004, and managed and served at Spalding Golf Ball marketing from 1986-2004. Mr. Ferris received an M.B.A. from Pace University and a B.S. in Business Administration from the University of New Hampshire.

Akinobu Yorihiro, Director, Chief Technology Officer

Akinobu Yorihiro, one of our co-founders, is a Director and Chief Technology Officer, and Chief Legal Officer, he has served in such capacities since March 2018. Mr. Yorihiro also served as our Chief Financial Officer from March 2018-February 2022. Mr. Yorihiro has served as Chairman of the Board for Nippon Xport Ventures, Inc. since 2017. Mr. Yorihiro served as Chief Executive Officer of Yoshimoto Entertainment USA, the U.S. Subsidiary of Yoshimoto Kogyo of Japan, and the Chief Executive Officer of Bellrock Media, a digital media company backed by Dentsu, NTT Docomo and Yoshimoto Entertainment, from 2006-2017. He was a Corporate M&A Partner of Bingham McCutchen LLP, a large national U.S. law firm, where he specialized in cross-border transactions, representing Japanese and U.S. clients across a wide range of industries including manufacturing, pharmaceutical, technology, banking, sports and entertainment, from 1993–2006. Bilingual and Bicultural in Japanese, he earned his B.A. in Economics and Mathematics from Claremont McKenna College and J.D. from Georgetown University Law Center.

Steve Handy, Chief Financial Officer

Mr. Handy joined the Company on March 6, 2023 as our Chief Financial Officer. Mr. Handy previously served as the Chief Financial Officer and Director of Operations of Opti-Harvest, Inc., an agriculture innovation company. He has held such position since May 2021 to March 2023. Mr. Handy is the founder of GoCompliance, LLC, providing senior financial and executive advisory services to private and publicly traded companies. Mr. Handy previously served as Chief Financial Officer of Tix Corporation, a former publicly traded entertainment ticketing company, from March 2010 to October 2017, and on an outsourced basis, from November 2017 to May 2021. Prior to 2010, Mr. Handy held positions of increasing responsibility, including Senior Vice President, Chief Financial Officer and Corporate Secretary of SM&A (2002-2007), a former publicly traded professional services firm. In addition, Mr. Handy previously held various management roles in high technology manufacturing and service companies, including working in Europe for Dot Hill Systems (1991-1997), a technology manufacturer. Mr. Handy also served as Senior Auditor for Deloitte & Touche LLP. Mr. Handy graduated from California State University, San Marcos with a Bachelor of Science in Management, and is a Certified Public Accountant in California. Mr. Handy also holds the designation of Chartered Global Management Accountant.

Angelo Papadourakis, Executive Vice President of Sales & Distribution

Angelo Papadourakis is Executive Vice President of Sales & Distribution and has served in such capacity since January 2019. Before joining Sacks Parente Golf, beginning in February 2007, Mr. Papadourakis founded and served as Chief Executive Officer of NewSpin Golf, creators of the SwingSmart Motion Capture System. Prior to founding NewSpin, beginning in March 1994, he was the owner of AG Trading, where he designed trading programs and algorithmic arbitrage systems for both Dollar and Yen denominated Nikkei 225 futures traded at the Chicago Mercantile Exchange (CME). Mr. Papadourakis started his business career as an attorney in November 1992, specializing in civil litigation and criminal defense. Mr. Papadourakis has a Juris Doctor from DePaul University and a B.A. in Economics from the University of Illinois at Urbana. He currently holds four U.S. patents for sensor-based motion capture systems and applications.

Founders

The Company was founded by four individuals, Steve Sacks, Richard Parente, Tim Triplett and Akinobu Yorihiro. The biographical summaries for Sacks and Parente are as follows. Please refer to the Management section for the biographical information for Triplett and Yorihiro.

Steve Sacks – Co-Founder

Steve Sacks has been in the golf industry since 1974. In the last 40 plus years he has been a pioneer in golf marketing and manufacturing. In this period, Sacks was one of the first to import stainless steel golf club castings for such retailers as Walmart, Kmart, Buyers Association of Golf, National Golf Buyers Association, and OEM’s such as Yamaha Golf and Daiwa Golf.

He has done extensive research in the use and effectiveness of alternative materials for golf club manufacture and in golf club design. He was present when the first metal woods were cast and worked closely with the foundry in developing casting and finishing technology of the first metal woods. He was one of the first to experiment with ceramics, titanium alloys and was also one of the first to use dissimilar materials to achieve weight objectives and increase the Moment of Inertia (MOI) in golf clubs and putters.

In 1993, Sacks co-founded Goldwin Golf. While at Goldwin, he oversaw the complete marketing effort that included public relations, advertising development, advertising placement and all Point Of Purchase materials.

In 1996, he joined Carbite Golf. At Carbite he was heavily involved in direct response sales, infomercials, direct mail and wholesale sales. He developed the wholesale sales and marketing campaigns that launched 4 successful infomercial products to retail, the Viper Bite wedge, the Polar Balanced putter, the Polar Balanced wedge and the Gyro 7 utility club. While at Carbite he also successfully re-introduced what had been an aging and somewhat dated brand, Daiwa, into the U.S. market.

Sacks is known throughout the industry for his knowledge, work ethic, ingenuity, and integrity. He has founded, consulted, designed or work for all of these entities over the course of his lifetime in golf: Aserta Sports, Bridgestone Golf, Carbite Golf, Daiwa Golf, Goldwin Golf, Golf Headquarters, Golf Technology Systems, Rife Putters, Yamaha Golf.

Richard Parente – Co-Founder

During the past five decades Parente has been an industry leader with design innovations that have changed the way golf clubs are designed and manufactured. In 1980, he co-founded Hickory Stick, which was renamed Callaway Golf in 1982 and was the first President of Callaway. During his Callaway Golf tenure, he co-invented and patented the short hosel design (s2h2) on which the entire Callaway club line was based. He also designed the first of many of the oversize drivers and irons that are popular today. Parente was the first to apply numerically computer controlled (CNC) methods to full production of milled putters, creating a new industry within an industry. His methods were a major golf industry breakthrough, offering manufacturers the ability to mass-produce putters in a milled form, without the one-of-a-kind price.

In 1993, Parente began a venture as co-owner and President of Goldwin Golf, a fast-growing company reaching more than $35 million dollars in sales in 1997. He started Goldwin Golf by applying the milled process in manufacturing metal woods, an industry first and a break-through in driver technology. He co-invented the patented AVDP System for metal woods and irons, a radical but innovative system shifting weight and balance toward the head of the club.

Parente’s design expertise comes from his origins in the golf industry. He was a 20-year PGA club professional, which allowed him to see the other side of the counter. The time he spent with golfers led to an understanding of the tastes of the playing public. Through his designs he has applied this knowledge to make the best products available. His emphasis has been on embracing the latest in technology to determine its advantages for golf. He also founded Golf Laboratories, an independent testing company, which uses advanced robotics for research and development.

His club design work always incorporates both robotic and player testing during the R&D phase. This has given him an advantage in designing products technically superior to competitive products.

Among the breakthrough products designed or co-designed by Rich Parente are:

●	Callaway S2H2 system

●	CNC milled putters

●	CNC milled metal woods

●	Third wedge and three wedge sets

●	Over 30 Utility Patents

Director Terms; Qualifications

Members of our board of directors are elected for a three term, and remain until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focuses primarily on the person’s experience, their transactional knowledge, industry knowledge and other background, in addition to any unique skills or attributes associated with being a Director.

Family Relationships

None.

Board of Directors and Corporate Governance

Concurrently with the closing of the IPO, our Board of Directors will consist of (5) five members, three independent and two internal.

Board Committees

Our Board of Directors has appointed an audit committee, governance committee and compensation committee.

Audit Committee

The audit committee is responsible for overseeing: (i) our accounting and reporting practices and compliance with legal and regulatory requirements regarding such accounting and reporting practices; (ii) the quality and integrity of our financial statements; (iii) our internal control and compliance programs; (iv) our independent auditors’ qualifications and independence and (v) the performance of our independent auditors and our internal audit function. In so doing, the audit committee maintains free and open means of communication between our directors, internal auditors and management.

Concurrently with the closing of the IPO, the Audit Committee will consist of Independent Directors Brett Hoge, Dottie Pepper and Greg Campbell with Greg Campbell acting as Committee Chair and the Audit Committee financial expert.

Compensation Committee

The compensation committee is responsible for reviewing and approving the compensation of our executive officers and directors and our performance plans and other compensation plans. The compensation committee makes recommendations to our Board of Directors in connection with such compensation and performance plans.

Concurrently with the closing of the IPO, the Compensation Committee will consist of Independent Directors Greg Campbell, Dottie Pepper and Brett Hoge with Brett Hoge acting as Committee Chair.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (i) recommending for the Board’s selection the director nominees for each annual meeting of stockholders and candidates to fill any vacancies on the Board ; (ii) developing and recommending to our Board a set of corporate governance guidelines and ,if necessary or appropriate, periodically recommending modifications to such guidelines; and (iii) overseeing evaluations of the Board and its committees.

While we do not have a formal policy regarding board diversity, our Nominating and Corporate Governance Committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our Nomination and Corporate Governance Committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Concurrently with the closing of the IPO, the Nominating and Corporate Governance Committee will consist of Independent Directors Greg Campbell and Dottie Pepper with Dottie Pepper acting as Committee Chair.

Code of Ethics

The Company adopted a formal code of ethics within the meaning of Item 406 of Regulation S-K promulgated under the Securities Act, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that that establishes, among other things, procedures for handling actual or apparent conflicts of interest. A copy of our code of ethics will be furnished without charge to any person upon written request. Requests should be sent to: Secretary, Sacks Parente Golf, Inc., 551 Calle San Pablo, Camarillo, CA 93012.

Indemnification Agreements

We have entered into indemnification agreements for our directors and executive officers (“Indemnification Agreement”). The Indemnification Agreement provides for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreement also provides for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreement.

Executive Compensation

The table below summarizes the compensation earned for services rendered to us in all capacities, for the years indicated, by our named executive officers:

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Timothy Triplett – Chief Executive Officer	2022	$200,000	0	0	593,697	0	$793,697
Timothy Triplett – Chief Executive Officer	2021	$60,000	0	0	0	0	$60,000
Timothy Triplett – Chief Executive Officer	2020	$60,000	0	0	0	0	$60,000
Akinobu Yorihiro – Chief Technology Officer	2022	$200,000	0	0	593,697	0	$793,697
Akinobu Yorihiro – Chief Technology Officer	2021	$60,000	0	0	0	0	$60,000
Akinobu Yorihiro – Chief Technology Officer	2020	$60,000	0	0	0	0	$60,000
Michael Keller – Chief Financial Officer(1)	2022	$150,000	0	0	7,354	0	$157,354

(1)	Mr. Keller resigned as the Company’s Chief Financial Officer on February 22, 2023.

Director Compensation

The following table sets forth summary information concerning the compensation we paid to non-executive directors during the fiscal year ended December 31, 2022.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Greg Campbell	$0	0	35,300	0	0	0	$35,300
Brett Hogue	$0	0	22,063	0	0	0	$22,063
Dottie Pepper	$0	0	22,063	0	0	0	$22,063

The Board adopted a Director Compensation Policy (the “Director Compensation Policy”) as set forth below.

This policy sets forth the compensation payable to each non-employee member of the Board.

Non-employee members of the Board of Company shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Policy. The cash compensation and stock awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or stock awards, unless such Independent Director declines the receipt of such cash compensation or stock awards by written notice to the Chairman of the Board.

This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Cash Compensation

Annual Board Member retainer: $ 20,000

Annual retainer for the Chairman: $ 5,000

Annual Committee Chair Retainer: $ 5,000

●	Audit Committee: $5,000
●	Nominating and Corporate Governance Committee: $5,000
●	Compensation Committee: $5,000

All cash compensation is earned on a fiscal year basis, divided equally and paid, at the end of each quarter. Directors who commence service mid-quarter or who terminate service mid-quarter will receive pro-rated retainers to be paid at the end of the applicable quarter.

Equity Compensation

Each Independent Director will receive stock options to acquire 39,999 shares of common stock of the Company, when the appointment becomes effective. The Chairman will receive stock options to purchase an additional 23,999 shares of common stock of the Company, when the appointment becomes effective. Options granted to Independent Directors will (i) vest quarterly over a three-year period, and (ii) have an exercise period which is the shorter of (a) seven years from the grant date or (b) two years from the date of separation, so long as the individual remains an Independent Director in good standing.

If a director is appointed at a time other than at the annual stockholders meeting, the number of options and vesting schedule will be pro-rated based upon the amount of time that has elapsed since the Company’s most recent annual meeting.

Expense Reimbursement

Each of the non-employee directors will be entitled to receive reimbursement for reasonable expenses which they properly incur in connection with their functions and duties as a director, including travel expenses incurred to attend meetings. Directors are required to follow the same travel policies as the employees of the Company.

Amendments, Revision and Termination

This policy may be amended, revised or terminated by the Board at any time.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except for employment arrangements which are described under “Executive Compensation,” and certain related party loans, which are described below, since January 1, 2020, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2022 and 2021, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

On April 1, 2019, we entered into a Line of Credit Agreement with Akinobu Yorihiro. Akinobu Yorihiro is our co-founder, Director, Chief Technology Officer, and Chief Legal Officer. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when we have sufficient cash to repay the loan, as determined in our sole discretion; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date our cash balance equals or exceeds $1,000,000; our insolvency; appointment of a receiver for all or a part of our assets; the assignment by us for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against us. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $67,000 and $66,000, respectively.

On April 1, 2019, we entered into a Line of Credit Agreement with Tim Triplett. Tim Triplett is our co-founder, Director, President and Chief Executive Officer. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when we have sufficient cash to repay the loan, as determined in our sole discretion; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date our cash balance equals or exceeds $1,000,000; our insolvency; appointment of a receiver for all or a part of our assets; the assignment by us for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against us. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $76,000 and $75,000, respectively.

On August 1, 2018, we entered into a Line of Credit Agreement with GML Holdings. GML Holdings is owned by Akinobu Yorihiro, our co-founder, Director, Chief Technology Officer, and Chief Legal Officer. The agreement established a revolving line of credit in the amount of up to $250,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when we have sufficient cash to repay the loan, as determined in our sole discretion; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date our cash balance equals or exceeds $1,000,000; our insolvency; appointment of a receiver for all or a part of our assets; the assignment by us for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against us. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $151,000 and $148,000, respectively.

On March 1, 2018, we entered into a Line of Credit Agreement with NXV. NXV is owned by Akinobu Yorihiro, our co-founder, Director and Chief Technology Officer, and Chief Legal Officer, and Tim Triplett, our co-founder, Director, President and Chief Executive Officer. The agreement established a revolving line of credit in the amount of up to $40,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when we have sufficient cash to repay the loan, as determined in our sole discretion; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date our cash balance equals or exceeds $1,000,000; our insolvency; appointment of a receiver for all or a part of our assets; the assignment by us for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against us. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $19,000 and $19,000, respectively.

On May 23, 2022, we entered into a secured promissory note (“Note”) with Michael Keller, our former Chief Financial Officer, in the principal amount of $200,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following our receipt of the proceeds from the anticipated initial public offering of our common stock. The Note is secured by all of our inventory, which shall transfer to the possession and ownership of the lender immediately if we default on our repayment obligations. At December 31, 2022, outstanding principal and accrued interest totaled $224,000. Mr. Keller resigned as the Company’s Chief Financial Officer on February 22, 2023.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our Company, we do not at this time have a formal written policy regarding the review of related party transactions and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

Director Independence

As of the closing of the IPO, our Board of Directors will consist of five members, consisting of Timothy Triplett, Akinobu Yorihiro, Greg Campbell, Brett Hoge, and Dottie Pepper. Our Board of Directors undertook a review of the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board of Directors has determined that Ms. Pepper, Mr. Hoge and Dr. Campbell qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a) (2).

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors, executive officers and director nominees as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Percentage ownership of our common stock before the IPO is based on 10,834,495 shares of common stock outstanding as of August 14, 2023. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person currently owns or has the right to acquire within 60 days of the date of this prospectus. With respect to options and warrants, this would include options and warrants that are currently exercisable within 60 days. With respect to convertible securities, this would include securities that are currently convertible within 60 days.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Sacks Parente Golf, Inc., 551 Calle San Pablo, Camarillo, CA 93012.

Name of Beneficial Owner or Identity of Group	Shares		Percentage

5% or greater stockholders:

Nippon Xport Ventures, Inc.	7,253,236	(1)	66.95%

Parcks Design LLC	917,075		8.46%

Executive Officers and Directors:

Akinobu Yorihiro, Chief Technology Officer and Director	8,060,468	(2)	74.40%

Timothy Triplett, Chief Executive Officer and Director	8,060,468	(3)	74.40%

Steve Handy, Chief Financial Officer	120,000	(4)	1.11%

Michael Ferris, Chief Strategy & Growth Officer	100,000	(5)	0.92%

Angelo Papadourakis, Executive Vice President Sales & Distribution	110,037	(6)	1.02%

Brett Hoge, Director	209,567	(7)	1.93%

Dottie Pepper, Director	14,167	(8)	0.13%

Greg Campbell, Director	106,038	(9)	0.98%

Total Officers and Directors as a Group (8 persons)	8,720,277		80.49%

(1)	Includes 1,000,000 shares that are being registered for resale in the concurrent resale being registered in the registration statement of which this prospectus forms a part.

(2)	The shares consist of 7,253,236 shares owned by Nippon Xport Ventures, Inc., with respect to which Mr. Yorihiro is a 50% stockholder. Mr. Yorihiro and Mr. Triplett are deemed to share ownership of such shares. The shares also include options to purchase 807,232 shares all of which have vested.

(3)	The shares consist of 7,253,236 shares owned by Nippon Xport Ventures, Inc., with respect to which Mr. Triplett is a 50% stockholder. Mr. Yorihiro and Mr. Triplett are deemed to share ownership of such shares. The shares also include options to purchase 807,232 shares all of which have vested.

(4)	Includes 50,000 shares owned and vested options to purchase 70,000 shares.

(5)	The shares consist of vested options to purchase 100,000 shares.

(6)	Includes 95,870 shares owned and vested options to purchase 14,167 shares.

(7)	Includes 195,400 shares owned and vested options to purchase 14,167 shares.

(8)	Includes vested options to purchase 14,167 shares.

(9)	Includes 83,371 shares owned and vested options to purchase 22,667 shares.

THE NON-IPO SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time by the Non-IPO Selling Stockholders identified herein of up to an aggregate of 1,561,375 shares of our Common Stock (the “Resale Shares”). The Non-IPO Selling Stockholders have expressed an intent not to sell stock concurrently with the initial public offering.

The transactions by which the Non-IPO Selling Stockholder acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the Non-IPO Selling Stockholders may offer the shares for resale from time to time pursuant to this prospectus. The Non-IPO Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the Non-IPO Selling Stockholders and the Resale Shares offered in this prospectus. The Non-IPO Selling Stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 10,784,495 shares of common stock issued and outstanding as of December 31, 2022 after giving effect to the conversion of all outstanding convertible notes.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering	Number of Shares Registered to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering
Speicher Limited	561,375	4.95%	561,375	0	0%
Nippon Xport Ventures, Inc.(1)	7,253,236	67.26%	1,000,000	6,253,236	57.98%

(1) Nippon Xport Ventures, Inc. is controlled by Timothy Triplett, our Chief Executive Officer and Director, and by Akinobu Yorihiro, our Chief Technology Officer and Director, each of whom is deemed to beneficially own such shares.

PLAN OF DISTRIBUTION

The Non-IPO Selling Stockholders may, from time to time, sell any or all of their Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Shares are sold through underwriters, the Non-IPO Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Non-IPO Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Non-IPO Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Non-IPO Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our Common Stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The Non-IPO Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Non-IPO Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Non-IPO Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Non-IPO Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a selling stockholder. The Non-IPO Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the Resale Shares, the Non-IPO Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our Common Stock in the course of hedging in positions they assume. The Non-IPO Selling Stockholders may also sell Resale Shares short and deliver shares of our Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Non-IPO Selling Stockholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

The Non-IPO Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Non-IPO Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The Non-IPO Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Non-IPO Selling Stockholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Non-IPO Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the Resale Shares outside of the ordinary course of business or, at the time of the purchase of the Resale Shares, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the Resale Shares. Except as provided for indemnification of the Non-IPO Selling Stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the Non-IPO Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by the Non-IPO Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares, we will file a post-effective amendment to the registration statement. If the Non-IPO Selling Stockholders use this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the Non-IPO Selling Stockholders, which may limit the timing of purchases and sales of any of the Resale Shares by the Non-IPO Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of the IPO, our authorized capital stock will consist of 45,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of March 31, 2023, there were 30 holders of record of our Common Stock, 10,834,495 shares of Common Stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws to be effective upon the completion of the IPO is only a summary. You should also refer to our Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 45,000,000 shares of common stock, par value $0.01 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights.

Further, holders of our Common Stock have no pre-emptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities. Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Each outstanding share of our Common Stock is, and all shares of Common Stock to be issued in the IPO when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Our Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our Board of Directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. At present, we have no plans to issue any shares of preferred stock following the IPO.

Options

We intend to sell or issue restricted shares of Common Stock or to grant incentive stock options or non-qualified stock options, stock appreciation rights, and restricted stock unit awards for the purchase of shares of Common Stock to employees, sponsored golf professionals, advisors, and members of the Board of Directors under an equity incentive plan under our 2022 Equity Incentive Plan. As of March 31, 2023, there were 2,290,835 compensatory options outstanding to purchase shares of our Common Stock.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Amended and Restated Bylaws

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our Company.

Forum Selection

Our Certificate of Incorporation and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Board of Directors Vacancies

Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Certificate of Incorporation and Bylaws provide that our stockholders may take action by written consent. Our Certificate of Incorporation and Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by The Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC.

Stock Market Listing

We have applied to list our Common Stock on The Nasdaq Capital Market under the symbol “SPGC”.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us TroyGould PC, Los Angeles, California.

EXPERTS

The consolidated financial statements of Sacks Parente Golf, Inc. as of December 31, 2022 and 2021 and for each of the years then ended included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of Weinberg & Company P.A., an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

The registration statement is available at the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the website of the Securities and Exchange Commission referred to above.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sacks Parente Golf, Inc.

Camarillo, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sacks Parente Golf, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring operating losses and negative operating cash flows since inception and has a stockholders’ deficit as of December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 22, 2023

F-2

SACKS PARENTE GOLF, INC.

BALANCE SHEETS

(Amounts rounded to nearest thousands, except share amounts)

	December 31, 2022	December 31, 2021

ASSETS
Current Assets:
Cash	$147,000	$184,000
Restricted cash	24,000	-
Accounts receivable	2,000	11,000
Inventory, net of reserve for obsolescence of $73,000 and $109,000, respectively	142,000	44,000
Prepaid expenses and other current assets	16,000	20,000
Total Current Assets	331,000	259,000

Property and equipment, net	122,000	-
Right-of-use asset, net	22,000	-
Deferred offering costs	230,000	-
Deposits	5,000	4,000
Total Assets	$710,000	$263,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$97,000	$9,000
Accrued payroll to officers	1,095,000	480,000
Lease liability, current	17,000	-
Equipment purchase obligation	15,000	-
Loans payable – related parties	537,000	308,000
Notes payable	384,000	-
Customer deposits	21,000	3,000
Total Current Liabilities	2,166,000	800,000

Lease liability, net of current	6,000	-
Convertible debt obligations	-	900,000
Total Liabilities	2,172,000	1,700,000

Common stock subject to possible redemption (561,375 shares at redemption price of $1.07)	420,000	-

Commitments and Contingencies

Stockholders’ Deficiency:
Preferred stock $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 45,000,000 shares authorized, 10,784,495 and 9,170,760, shares issued and outstanding, respectively, excluding 561,375 shares subject to possible redemption at December 31, 2022	108,000	92,000
Additional paid-in-capital	3,702,000	508,000
Common shares issuable (0 and 133,371 shares)	-	150,000
Accumulated deficit	(5,692,000)	(2,187,000)
Total Stockholders’ Deficiency	(1,882,000)	(1,437,000)

Total Liabilities and Stockholders’ Deficiency	$710,000	$263,000

The accompanying notes are an integral part of these financial statements.

F-3

SACKS PARENTE GOLF, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2022 and 2021

(Amounts rounded to nearest thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021

Net Sales	$190,000	$200,000
Cost of goods sold	110,000	116,000
Gross profit	80,000	84,000

Operating expenses:
Selling, general and administrative expense	2,874,000	359,000
Research and development expense	73,000	19,000
Total operating expenses	2,947,000	378,000

Loss from operations	(2,867,000)	(294,000)

Loss on extinguishment of debt	(574,000)	-
Interest expense	(64,000)	(8,000)

Net Loss	$(3,505,000)	$(302,000)

Loss per share – basic and diluted	$(0.34)	$(0.03)

Weighted average number of shares outstanding – basic and diluted	10,433,820	9,170,760

The accompanying notes are an integral part of these financial statements.

F-4

SACKS PARENTE GOLF, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

For the Years Ended December 31, 2022 and 2021

(Amounts rounded to nearest thousands, except share amounts)

	Common Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance, December 31, 2020	9,170,760	$92,000	108,371	$125,000	$508,000	$(1,885,000)	$(1,160,000)
Vesting of restricted stock			25,000	25,000			25,000
Net Loss						(302,000)	(302,000)
Balance, December 31, 2021	9,170,760	92,000	133,371	150,000	508,000	(2,187,000)	(1,437,000)
Vesting of restricted stock			25,000	25,000			25,000
Vesting of options			-	-	1,383,000		1,383,000
Modification of equity awards	95,870	1,000	(158,371)	(175,000)	202,000		28,000
Shares issued on conversion of convertible debt	1,517,865	15,000	-	-	1,609,000		1,624,000
Net Loss						(3,505,000)	(3,505,000)
Balance, December 31, 2022	10,784,495	$108,000	-	$-	$3,702,000	$(5,692,000)	$(1,882,000)

The accompanying notes are an integral part of these financial statements.

F-5

SACKS PARENTE GOLF, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2022 and 2021

(Amounts rounded to nearest thousands)

	Years Ended December 31,
	2022	2021

Cash Flows from Operating Activities
Net Loss	$(3,505,000)	$(302,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,000	-
Change in reserve for inventory obsolescence	(36,000)	19,000
Vesting of options	1,383,000	-
Vesting of restricted stock	25,000	25,000
Modification of equity awards	28,000	-
Loss on extinguishment of debt	574,000	-
Changes in ROU asset	12,000	-
Accrued interest	63,000	-
Changes in operating assets and liabilities
Accounts receivable	9,000	(10,000)
Inventory	(62,000)	29,000
Prepaids and other current assets	4,000	(16,000)
Deposits	(1,000)	-
Accounts payable and accrued expenses	88,000	(38,000)
Accrued payroll to officers	615,000	120,000
Lease liability	(11,000)	-
Customer deposits	18,000	2,000
Net cash used in operating activities	(785,000)	(171,000)

Cash Flows from Investing Activities
Purchase of property and equipment	(75,000)	-
Net cash used in investing activities	(75,000)	-

Cash Flows from Financing Activities
Changes in loans from related parties	200,000	5,000
Proceeds from note payable	350,000	-
Payment of equipment purchase obligation	(43,000)	-
Deferred offering costs	(230,000)	-
Proceeds from private sale of common stock subject to possible redemption	420,000	-
Proceeds from convertible debt obligations	150,000	250,000
Net cash provided by financing activities	847,000	255,000

Net increase (decrease) in cash	(13,000)	84,000
Cash and restricted cash beginning of period	184,000	100,000
Cash and restricted cash end of period	$171,000	$184,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued on conversion of convertible debt obligations	$1,624,000	$-
New right of use asset and lease liability	$34,000	$-
Property and equipment purchased with debt	$58,000	$-

The accompanying notes are an integral part of these financial statements.

F-6

SACKS PARENTE GOLF, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2022 and 2021

(Amounts rounded to nearest thousands, except share and per share amounts)

NOTE 1 – OPERATIONS AND LIQUIDITY

Sacks Parente Golf, Inc. (“we,” the “Company” or “SPG”) was formed in 2018 as Sacks Parente Golf Company, LLC, a Delaware limited liability company. On March 18, 2022 the Company converted into a Delaware corporation named Sacks Parente Golf, Inc. Pursuant to our Plan of Conversion, on March 18, 2022, all of the outstanding ownership interests in Sacks Parente Golf Company, LLC, and rights to receive such interest were converted into and exchanged for shares of capital stock of Sacks Parente Golf, Inc. The Company retroactively reflected the conversion as of the earliest periods presented herein.

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putting instruments, golf shafts, golf grips, and other golf-related products. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States. The Company anticipates expansion into golf apparel and other golf related product lines to enhance its growth. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand.

The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States and Japan.

Effects of COVID-19

In January 2020, the World Health Organization (the “WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) that originated in Wuhan, China and generated significant risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in global exposure. The COVID-19 pandemic is disrupting businesses and affecting production and sales across a range of industries, as well as causing volatility in the financial markets. The extent of the impact of the COVID-19 pandemic on the Company’s consumer demand, sales, and financial performance will depend on certain developments, including, among other things, the duration and spread of the outbreak and the impact on the Company’s consumers and employees, all of which are uncertain and cannot be predicted. Management is actively monitoring this situation and potential impacts on our financial condition, liquidity, and results of operations.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the year ended December 31, 2022, the Company recorded a net loss of $3,505,000, used cash in operations of $785,000, and has a stockholders’ deficiency of $1,882,000 as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2022, the Company had cash on hand in the amount of $147,000, and restricted cash in the amount of $24,000. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case or equity financing.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts receivables, assumptions used in valuing inventories at net realizable value, impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in valuing warrant liabilities, and assumptions used in the determination of the Company’s liquidity.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications did not affect revenue or net loss. The Company reclassified its license obligation to accounts payable and accrued expenses, both components of current liabilities on the accompanying balance sheet. The reclassification was recorded after the Company amended its licensing agreement into a consulting agreement (see Note 12).

Accounts Receivable

Accounts receivable are generally recorded at the invoiced amounts net of an allowance for expected losses. The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. The allowance for accounts receivable is established through a provision reducing the carrying value of receivables. At December 31, 2022 and 2021, management determined that no allowance was necessary.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. At December 31, 2022 and 2021, management recorded a reserve for slow moving and potentially obsolete inventory of $73,000 and $109,000, respectively.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation
Machinery and Equipment	7 years

F-8

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2022 and 2021, the Company determined there were no indicators of impairment of its property and equipment.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriters of the IPO’ fees incurred related to equity financings. These deferred offering costs are deferred and then charged against the gross proceeds received once the equity financing occurs or are charged to expense if the financing does not occur.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time. The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer.

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for damaged products when the damage occurred pre-fulfillment. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

The following table presents our net sales by source, and the period-over-period percentage change, for the period presented:

	Years Ended December 31,
	2022	2021
Net Sales Source	Revenue	Revenue	% Change
Distributors	$67,000	$142,000	-53%
Online Sales	129,000	135,000	-5%
Shipping	4,000	5,000	-20%
Sales discounts	(10,000)	(82,000)	-88%
Net Sales	$190,000	$200,000	-6%

The following table presents our net sales by product lines for the period presented:

	Years Ended December 31,
	2022	2021
Product Line	Revenue	Revenue
Golf Putters	$194,000	$275,000
Accessories	2,000	2,000
Shipping	4,000	5,000
Sales discounts	(10,000)	(82,000)
Net Sales	$190,000	$200,000

F-9

Cost of Sales

Cost of revenues consists primarily of expenses associated with products sold, including product and shipping costs. Costs also include credit card fees and other transaction fees related to the processing of consumer transactions.

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

For the years ended December 31, 2022 and 2021, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	December 31, 2022	December 31, 2021
Options	2,220,835	-
Common stock subject to possible redemption	561,375	-
Convertible debt obligations	-	1,322,467
Common stock issuable	-	133,371
Total	2,782,210	1,455,838

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expense. Advertising costs aggregated $283,000 and $63,000 for the years ended December 31, 2022 and 2021, respectively.

Research and Development

Research and development expenses consist primarily of personnel costs, prototype expenses, and consulting services associated with research and development equipment. Research and development costs are expensed as incurred.

For the years ended December 31, 2022 and 2021, research and development costs were $73,000 and $19,000, respectively.

Income Taxes

Effective March 18, 2022, the Company converted from a limited liability company (LLC) to a C Corporation. The Company, as an LLC for the year ended December 31, 2021, allocated the Company’s taxable income or loss to members in accordance with the operating agreement. Therefore, no provision for income taxes has been included in the financial statements. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the unrecognized tax benefit accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

As a C Corporation effective March 18, 2022, the Company uses an asset and liability approach for accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

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Stock-Based Compensation

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the year ended December 31, 2022 and 2021, common shares of the Company were not publicly traded. As such, during the period, the Company estimated the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. Accounting Standards Codification Section 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, inventory, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Segments

The Company operates in one segment for the manufacture and distribution of our products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics, nature of products and services, and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

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Concentrations of Risk

Cash Balances. The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $270,000. From time to time, however, the Company may be exposed to risk for the amounts of funds held in bank accounts in excess of the FDIC limit. To minimize the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. All of the non-interest bearing cash balances were fully insured at December 31, 2022 and 2021.

Net sales. During the twelve months ended December 31, 2022, the Company’s two largest customers classified as distributors, accounted for 18% and 13% of net sales, respectively. No other customers exceeded 10% of net sales. During the twelve months ended December 31, 2022, 79% of the Company’s net sales were in the United States, with the remaining 21% net sales split between Japan 18% and other countries making up the last 3% of net sales.

During the twelve months ended December 31, 2021, the Company’s two largest customers classified as distributors, accounted for 25% and 11% of net sales, respectively. No other customers exceeded 10% of net sales. During the twelve months ended December 31, 2021, 89% of the Company’s net sales were in the United States, with the remaining 11% of net sales in Japan.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion and beneficial conversion models. The diluted net income per share calculation for convertible instruments will require the Company to use the if-converted method. For contracts in an entity’s own equity, the type of contracts primarily affected by this update are freestanding and embedded features that are accounted for as derivatives under the current guidance due to a failure to meet the settlement conditions of the derivative scope exception. This update simplifies the related settlement assessment by removing the requirements to (i) consider whether the contract would be settled in registered shares, (ii) consider whether collateral is required to be posted, and (iii) assess shareholder rights. ASU 2020-06 is effective January 1, 2024, for the Company and the provisions of this update can be adopted using either the modified retrospective method or a fully retrospective method. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. Effective January 1, 2021, the Company early adopted ASU 2020-06 and that adoption did not have an impact on our financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

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NOTE 3 – INVENTORY

Inventory is valued at the lower of cost (first-in, first-out) or net realizable value, and net of reserves is comprised of the following:

	December 31, 2022	December 31, 2021
Raw materials, net	$42,000	$12,000
Finished goods, net	100,000	32,000
Total	$142,000	$44,000

At December 31, 2022 and 2021, inventory presented above is net of a reserve for slow moving and potentially obsolete inventory of $73,000 and $109,000, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	December 31, 2022	December 31, 2021
Machinery & Equipment	$133,000	$-
Accumulated depreciation	(11,000)	-
Property and equipment, net	$122,000	$-

Depreciation expense is included in selling, general and administrative expenses in the accompanying Statements of Operations. For the years ended December 31, 2022 and 2021, depreciation expense was $11,000 and $0, respectively. On April 1, 2022, the Company financed the purchase of an equipment for $58,000 (see Note 6).

NOTE 5 – ACCRUED PAYROLL TO OFFICERS

Beginning in January 2018, both Tim Triplett, co-founder, Director, President and Chief Executive Officer of the Company, and Akinobu Yorihiro, co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company, voluntarily elected to defer payment of their employment compensation. The amounts due are unsecured, non-interest bearing, and with no formal terms of repayment. The aggregate balance of the compensation owed to the officers was $1,095,000 and $480,000 as of December 31, 2022 and 2021, respectively.

NOTE 6 – EQUIPMENT PURCHASE OBLIGATION

On April 1, 2022, the Company entered into an equipment purchase obligation (“Obligation”) in the amount of $58,000. The Obligation bears no interest and requires twelve equal monthly payments of approximately $5,000. At the completion of the twelve monthly payments, equipment title transfers to the Company. During the year ended December 31, 2022, the Company paid $43,000, leaving remaining balance of $15,000 at December 31, 2022.

NOTE 7 – RELATED PARTY LOANS

Related party loans consist of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Line of credit to related party – Akinobu Yorihiro (a)	$67,000	$66,000
Line of credit to related party – Tim Triplett (b)	76,000	75,000
Line of credit to related party – GML Holdings (c)	151,000	148,000
Line of credit to related party – NXV (d)	19,000	19,000
Secured promissory note to related party – Michael Keller (e)	224,000	-
Total	$537,000	$308,000

(a)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Akinobu Yorihiro. Akinobu Yorihiro is a co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $67,000 and $66,000, respectively.

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(b)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Tim Triplett. Tim Triplett is co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $76,000 and $75,000, respectively.

(c)	On August 1, 2018, the Company entered into a Line of Credit Agreement with GML Holdings. GML Holdings is owned by Akinobu Yorihiro, co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $250,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $151,000 and $148,000, respectively.

(d)	On March 1, 2018, the Company entered into a Line of Credit Agreement with NXV. NXV is owned by Akinobu Yorihiro, co-founder, Director and Chief Technology Officer, and Chief Legal Officer of the Company, and Tim Triplett, co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $40,000. Advances under this line of credit bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At December 31, 2022 and 2021, outstanding principal and accrued interest totaled $19,000 and $19,000, respectively.

(e)	On May 23, 2022, the Company entered into a secured promissory note (“Note”) with Michael Keller, the Company’s Chief Financial Officer, in the principal amount of $200,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At December 31, 2022, outstanding principal and accrued interest totaled $224,000.

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NOTE 8 – NOTES PAYABLE

Notes payable consist of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Note payable (a)	$109,000	$-
Note payable (b)	275,000	-
Total	$384,000	$-

(a)	On July 15, 2022, the Company entered into a unsecured promissory note (“Note”) with a private party (“Lender”), in the principal amount of $100,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At December 31, 2022, outstanding principal and accrued interest totaled $109,000.

(b)	On November 9, 2022, the Company entered into a promissory note (“Note”) for $250,000. The Company promises to pay to the order of Lender the sum of two hundred fifty thousand dollars ($250,000), together with a single payment of 10% of the total loan within 90 days of the loan, plus a 20% per annum on the balance if it is not paid within 90 days of the loan. The full balance of this Note is due and payable in one lump sum payment on the earlier to occur of: (a) 90 days from receipt of funds, (b) the one-year anniversary of this Note or (c) no more than 15 days following the receipt by Borrower of the proceeds from the anticipated initial public offering of Borrower’s common stock. Notwithstanding anything to the contrary herein and regardless of when the Note is repaid in full, the minimum interest payment due to Lender shall be $25,000. At December 31, 2022, outstanding principal and accrued interest totaled $275,000.

NOTE 9 – LEASE LIABILITIES

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company leases its office and warehouse locations, and certain warehouse equipment. Leases with an initial term of 12 months or less are not included on the balance sheets.

On April 1, 2022, the Company entered a facility lease for a 4,000 square foot facility in St. Joseph, Missouri, to expand its manufacturing business to include advanced premium golf shafts. The lease is for 24-months, and the monthly rent is approximately $1,500.

During the year ended December 31, 2022, the Company recorded an ROU asset of $34,000 related to its facility in Missouri, and during the year ended December 31, 2022, the Company recorded a reduction of ROU assets of $12,000 related to its leases, resulting in an ROU asset balance of $22,000 as of December 31, 2022.

During the year ended December 31, 2022, the Company recorded a lease liability of $34,000 related to its facility in Missouri, and during the year ended December 31, 2022, the Company made payments of $11,000 against its operating lease liability, resulting in a lease liability of $23,000, of which the current portion of lease liability was $17,000, leaving a long-term lease liabilities balance of $6,000.

During the years ended December 31, 2022 and 2021, lease costs totaled $67,000 and $8,000, respectively.

As of December 31, 2022, the weighted average remaining lease terms for operating lease is 1.33 years, and the weighted average discount rate for operating lease is 10.00%.

Future minimum lease payments under the leases are as follows:

Years Ending December 31,	Amount
2023	$18,000
2024	6,000
Total payments	24,000
Less: Amount representing interest	(1,000)
Present value of net minimum lease payments	23,000
Less: Current portion	(17,000)
Non-current portion	$6,000

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NOTE 10 — CONVERTIBLE DEBT OBLIGATIONS

At December 31, 2022 and 2021, total convertible debt obligations totaled:

	December 31, 2022	December 31, 2021
Convertible debt obligations	$-	$900,000

As of December 31, 2021, the Company received an aggregate of $900,000 from investors and issued Simple Agreement for Future Equity (SAFE) agreements. During the year ended December 31, 2022, the Company received additional proceeds of $150,000 on terms comparable as discussed below.

The SAFE agreements terminate upon the first to occur of: (i) the issuance of Conversion Units to the Investor, or (ii) the payment of the amounts due the investor. The SAFE agreements are non-interest bearing and entitle the investors to equity shares, or the right to receive payment, pursuant to the following terms:

a.	The SAFE agreements automatically convert into Conversion Units upon closing of the Next Equity Financing defined as the next sale (or series of related sales) by the Company of is Equity Units following the date of issuance of the SAFE, in one or more offerings relaying on Section 4(a)(2) of the Securities Act or Regulation D thereunder for exemption from the registration requirements of Section 5 of the Securities Act, from which the Company receives gross proceeds of not less than $1,000,000.
b.	If there is Change of Control or any distribution of cash or other assets to holders of Common Units generally prior to the conversion of the SAFE, then at the closing of such Change of Control or distribution, the SAFE agreements will convert into the right to receive, and the Company will pay the investor, the hypothetical amount the investor would have receive if this SAFE has been converted into Common Units at the applicable Conversion Price immediate prior to such Change of Control or Distribution.

In accordance with a Plan of Conversion agreed to by each investor on March 18, 2022, the Company’s convertible debt obligations of $1,050,000 were converted into 1,517,865 shares of the Company’s common stock, with a fair value of $1,624,000 leaving no remaining convertible debt obligation balance as of December 31, 2022. The difference between the fair value of the common stock and the convertible debt obligation was $574,000, which was recorded as a loss on extinguishment of debt in the Statements of Operations for the year ended December 31, 2022.

NOTE 11 – SECURITIES PURCHASE AGREEMENT SUBJECT TO REDEMPTION

On January 30, 2022, the Company entered into a Securities Purchase Agreement (“SPA”) with Speicher Limited (“Investor”) to which the Investor agreed to purchase 561,375 shares of the Company’s common stock in a private placement. The purchase price per share of common stock was $1.07, and the net proceeds to the Company was $600,000. The net proceeds are to pay for expenses associated with the Company’s planned Initial Public Offering the (“Listing”). The receipt of SPA proceeds of $600,000 was scheduled as follows: (i) $250,000 on completion of tasks defined in the SPA, (ii) $250,000 on or before submission of a Form S-1 in relation to the Company’s Listing; and (iii) $100,000 before Listing or as and when requested by the Company to pay for professional fees and expenses in connection with the listing after the submission of Form S-1. During the year ended December 31, 2022, the Company issued 561,375 shares of the Company’s common stock and received partial proceeds of $420,000, of which $24,000 remains in an escrow account as of December 31, 2022. The remaining balance to be disbursed to the Company was $180,000 as of December 31, 2022.

In accordance with the SPA, the Company granted the Investor the right to require the Company to repurchase the Investor’s shares of the Company’s common stock at a price of $1.07 per share only on the event of default making the Listing unsuccessful and within five business days on receipt of written notice. If the Listing does not occur on or before March 31, 2023, and such failure to occur is not due to the Company’s Default, as defined in the SPA, then neither party shall owe the other any further payment under the SPA. The provision herein would require a potential cash settlement of the company which prohibit the presentation of this instrument as part of permanent equity. As such the amounts will be reflected as a mezzanine financing.

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NOTE 12 – COMMITMENTS AND CONTINGENCIES

Sponsorships

During the years ended December 31, 2022 and 2021, the Company entered into various performance based sponsorship agreements, whereas the Company compensates sponsored professional golfers based on their performance in golf tournaments. During the years ended December 31, 2022 and 2021, the Company paid four sponsored players an aggregate $10,000 and three sponsored players an aggregate of $8,000 in sponsorship fees, respectively. At December 31, 2022, unpaid sponsorship fees of $1,000 are included in accounts payable and accrued expenses in the accompanying balance sheets.

License Obligations

On March 14, 2018, the Company and Parcks Designs, LLC, a California limited liability company (“PD”), entered into a License Agreement (the “Agreement”) pursuant to which the Company acquired certain utility patents of PD. During the years ended December 31, 2022 and 2021, the Company recorded PD royalty expense of $1,000 and $2,000, respectively, which is included in selling, general and administrative expenses in the accompanying statements of income, respectively. On May 25, 2022, the Agreement was amended into a consulting agreement whereas the Company agreed to pay PD as follows:

(a)	From May 25, 2022 to May 31, 2023, the sum of $250 per month;

(b)	From June 1, 2023 to May 31, 2024, the sum of $1,000 per month;

(c)	Thereafter, $2,000 per month.

At December 31, 2022 and 2021, the obligation balance was $2,000 and $3,000, respectively, and included in accounts payable and accrued expenses in the accompanying balance sheets.

NOTE 13 – STOCKHOLDERS’ DEFICIT

Recapitalization

On March 18, 2022, the Company converted into a Delaware corporation named Sacks Parente Golf, Inc. Pursuant to our Plan of Conversion, all of the outstanding ownership interests in Sacks Parente Golf Company, LLC, and rights to receive such interest were converted into and exchanged for 11,250,000 shares of capital stock of Sacks Parente Golf, Inc. All share and per shares amounts were retroactively restated as if the conversion occurred at the beginning of the earliest period presented.

Common Stock Issuable

On March 1, 2020, the Company entered into a sponsorship agreement with a PGA tour player (the “Tour Agreement”). The Tour Agreement expired on December 31, 2020. As consideration into entering the sponsorship agreement, the Company agreed to pay the PGA tour player $5,000 and issue the PGA tour player a one (1) percent equity position in the company. The Company determined that the one percent equity position equated to 83,371 shares of common stock with a fair market of $100,000, which was recorded as a component of selling, general and administrative expenses in the Statements of Operations for the period ending December 31, 2020. At December 31, 2021, the 83,371 shares of common stock were not issued. In April, 2022, the Company and the PGA tour player agreed to exchange the 83,371 shares of common stock for 83,371 stock options which the Company determined had a fair value of approximately $61,000. As the fair value of the option was less than the original equity award, no additional cost was realized due to the award modification during the year ended December 31, 2022.

On January 2, 2019, as amended on October 1, 2019, the Company entered into a Management Services Agreement (“MSA”) with New Spin Sports LLC (“NSS”), to provide the Company with management services including serving in the role as the Company’s Executive Vice President of Sales. As part of an agreement in 2019, the Company issued 100,000 shares of restricted common stock, which the Company determined had a fair value of $100,000. The restricted common stock vests 25% annually, with full vesting occurring immediately if the Company achieves annual gross domestic sales of $3,500,000, which had not occurred. The Company recorded $25,000 and $25,000 of stock-based compensation expense related to the vesting of 25,000 restricted common stock during the year ended December 31, 2022 and 2021, respectively. In April, 2022, the Company and NSS agreed to exchange the 100,000 shares of restricted common stock, of which 25,000 shares remained unvested, for 95,870 shares of common stock, with an estimated market value of $103,000. The Company recorded the additional $28,000 costs as a modification of equity award, a component of selling, general, and administrative expenses on the Statements of Operations during the year ended December 31, 2022.

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Equity Incentive Plans

On March 18, 2022, the Company’s Board of Directors adopted the Company’s 2022 Equity Incentive Plan (the “Plan”) for its officers, employees, non-employee members of the Board of Directors, and consultants of the Company. The Plan authorized the granting of not more than 2,700,000 million restricted shares, stock appreciation rights (“SAR’s”), and incentive and non-qualified stock options to purchase shares of the Company’s common stock.

Summary of Options

A summary of stock options for the year ended December 31, 2022 is as follows:

		Weighted
	Number of	Average
	Options	Exercise Price
Balance outstanding, December 31, 2021	-	$-
Options granted	2,220,835	1.00
Balance outstanding, December 31, 2022	2,220,835	$1.00
Balance exercisable, December, 2022	1,959,682	$1.00

Information relating to outstanding options at December 31, 2022, summarized by exercise price, is as follows:

	Outstanding			Exercisable
			Weighted		Weighted
Exercise Price		Life	Average		Average
Per Share	Shares	(Years)	Exercise Price	Shares	Exercise Price
$1.00	2,220,835	4.34	$1.00	1,959,682	$1.00
	2,220,835	4.34	$1.00	1,959,682	$1.00

During the year ended December 31, 2022, the Company granted its employees, directors, advisors and sponsored golf professionals, aggregate options to purchase 2,220,835 shares of common stock under the Company’s 2022 Equity Incentive Plan, at an exercise price of $1.00 per common share, with various vesting periods ranging from immediate vesting at date of grant to 36 months, and an expiration period of five years. The total fair value of these options at grant date was approximately $1,572,000, which was determined using a Black-Scholes-Merton option pricing model with the following weighted average assumptions: fair value of our stock price of $1.07 per share, based on the Company’s current private offering price, the expected term of three years, volatility of 111%, dividend rate of 0%, and risk-free interest rate of 2.72%.

During the year ended December 31, 2022, the Company recognized approximately $1,383,000 of compensation expense relating to vested stock options. As of December 31, 2022, the aggregate amount of unvested compensation related to stock options was approximately $189,000 which will be recognized as an expense as the options vest in future periods through July 2025.

As of December 31, 2022, the outstanding and exercisable options have an intrinsic value of $155,000 and $137,000, respectively. The aggregate intrinsic value was calculated as the difference between the estimated market value of $1.07 per share as of December 31, 2022, and the exercise price of the outstanding options.

NOTE 14 – INCOME TAXES

Effective March 18, 2022, the Company converted from a limited liability company (LLC) to a C Corporation. The Company, as an LLC throughout the year ended December 31, 2021, allocated the Company’s taxable income or loss to members in accordance with the operating agreement. Therefore, no provision for income taxes has been included in the financial statements. As of December 31, 2021, the unrecognized tax benefit accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

F-18

As a C Corporation effective March 18, 2022, the Company uses an asset and liability approach for accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

At December 31, 2022, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $1,480,000 for Federal and state purposes. The carryforwards expire in various amounts through 2042. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit. Section 382 generally limits the use of NOLs and credits following an ownership change, which occurs when one or more 5 percent shareholders increase their ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the “testing period” (generally three years).

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2022 and 2021, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2022, and 2021, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2019 through 2022 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2022	December 31, 2021
Income tax benefit at federal statutory rate	(21.0)%	-%
State income tax benefit, net of federal benefit	(6.0)%	-%
Change in valuation allowance	27.00%	-%

Income taxes at effective tax rate	-%	-%

The components of deferred taxes consist of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Net operating loss carryforwards	$400,000	$-
Less: Valuation allowance	(400,000)	-

Net deferred tax assets	$-	$-

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring from January 1, 2023, through March 27, 2023, the date the financial statements were issued.

F-19

SACKS PARENTE GOLF, INC.

CONDENSED BALANCE SHEETS

(Amounts rounded to nearest thousands, except share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$26,000	$147,000
Restricted cash	4,000	24,000
Accounts receivable	21,000	2,000
Inventory, net of reserve for obsolescence of $97,000 and $73,000, respectively	95,000	142,000
Prepaid expenses and other current assets	15,000	16,000
Total Current Assets	161,000	331,000

Property and equipment, net	117,000	122,000
Right-of-use asset, net	58,000	22,000
Deferred offering costs	368,000	230,000
Deposits	5,000	5,000
Total Assets	$709,000	$710,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$288,000	$97,000
Accrued payroll to executives	1,453,000	1,095,000
Lease liability, current	32,000	17,000
Equipment purchase obligation	-	15,000
Loans payable – related parties	548,000	537,000
Notes payable ($279,000 is past due)	393,000	384,000
Customer deposits	-	21,000
Total Current Liabilities	2,714,000	2,166,000

Lease liability, net of current	26,000	6,000
Total Liabilities	2,740,000	2,172,000

Common stock subject to possible redemption (561,375 shares at redemption price of $1.07)	480,000	420,000

Commitments and Contingencies

Stockholders’ Deficiency:
Preferred stock $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 45,000,000 shares authorized, 10,834,495 and 10,784,495, shares issued and outstanding, respectively, excluding 561,375 shares subject to possible redemption at March 31, 2023 and December 31, 2022	108,000	108,000
Additional paid-in-capital	3,990,000	3,702,000
Accumulated deficit	(6,609,000)	(5,692,000)
Total Stockholders’ Deficiency	(2,511,000)	(1,882,000)

Total Liabilities and Stockholders’ Deficiency	$709,000	$710,000

The accompanying notes are an integral part of these condensed financial statements.

F-20

SACKS PARENTE GOLF, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

(Amounts rounded to nearest thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022

Net Sales	$90,000	$65,000
Cost of goods sold	46,000	20,000
Gross profit	44,000	45,000

Operating expenses:
Selling, general and administrative expense	916,000	185,000
Research and development expense	25,000	2,000
Total operating expenses	941,000	187,000

Loss from operations	(897,000)	(142,000)

Interest expense	(20,000)	(2,000)

Net Loss	$(917,000)	$(144,000)

Loss per share – basic and diluted	$(0.08)	$(0.01)

Weighted average number of shares outstanding – basic and diluted	10,798,834	9,787,360

The accompanying notes are an integral part of these condensed financial statements.

F-21

SACKS PARENTE GOLF, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

(Amounts rounded to nearest thousands, except share amounts)

	Common Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance, December 31, 2022	10,784,495	$108,000	-	$-	$3,702,000	$(5,692,000)	$(1,882,000)
Vesting of restricted stock	-	-	-	-	63,000		63,000
Shares issued for services	50,000	-	-	-	225,000		225,000
Net Loss						(917,000)	(917,000)
Balance, March 31, 2023 (Unaudited)	10,834,495	$108,000	-	$-	$3,990,000	$(6,609,000)	$(2,511,000)

	Common Stock		Common Stock Issuable		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance, December 31, 2021	9,170,760	$92,000	133,371	$150,000	$508,000	$(2,187,000)	$(1,437,000)
Vesting of restricted stock	-	-	25,000	25,000	-		25,000
Shares issued on plan of conversion	1,517,865	15,000			1,035,000		1,050,000
Net Loss						(144,000)	(144,000)
Balance, March 31, 2022 (Unaudited)	10,688,625	$107,000	158,371	$175,000	$1,543,000	$(2,331,000)	$(506,000)

The accompanying notes are an integral part of these condensed financial statements.

F-22

SACKS PARENTE GOLF, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

(Amounts rounded to nearest thousands)

	Three Months Ended March 31,
	2023	2022

Cash Flows from Operating Activities
Net Loss	$(917,000)	$(144,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,000	-
Change in reserve for inventory obsolescence	24,000	(12,000)
Vesting of options	63,000	-
Shares issued for services	225,000	-
Vesting of restricted stock	-	25,000
Changes in ROU asset	7,000	-
Accrued interest	20,000	-
Changes in operating assets and liabilities
Accounts receivable	(19,000)	(34,000)
Inventory	23,000	(10,000)
Prepaids and other current assets	1,000	(6,000)
Accounts payable and accrued expenses	53,000	25,000
Accrued payroll to officers	358,000	30,000
Lease liability	(8,000)	-
Customer deposits	(21,000)	1,000
Net cash used in operating activities	(186,000)	(125,000)

Cash Flows from Financing Activities
Changes in loans from related parties	-	1,000
Payment of equipment purchase obligation	(15,000)	-
Deferred offering costs	-	(140,000)
Proceeds from private sale of common stock subject to possible redemption	60,000	-
Proceeds from sale of commons stock	-	200,000
Proceeds from convertible debt obligations	-	150,000
Net cash provided by financing activities	45,000	211,000

Net increase (decrease) in cash	(141,000)	86,000
Cash and restricted cash beginning of period	171,000	184,000
Cash and restricted cash end of period	$30,000	$270,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued on conversion of convertible debt obligations	$-	$1,050,000
Accrued deferred offering costs	$138,000	$-
New right of use asset and lease liability	$43,000	$-

The accompanying notes are an integral part of these condensed financial statements.

F-23

SACKS PARENTE GOLF, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2023 and 2022
(Unaudited)

(Amounts rounded to nearest thousands, except share and per share amounts)

NOTE 1 – OPERATIONS AND LIQUIDITY

Sacks Parente Golf, Inc. (“we,” the “Company” or “SPG”) was formed in 2018 as Sacks Parente Golf Company, LLC, a Delaware limited liability company. On March 18, 2022 the Company converted into a Delaware corporation named Sacks Parente Golf, Inc. Pursuant to our Plan of Conversion, on March 18, 2022, all of the outstanding ownership interests in Sacks Parente Golf Company, LLC, and rights to receive such interest were converted into and exchanged for shares of capital stock of Sacks Parente Golf, Inc. The Company retroactively reflected the conversion as of the earliest periods presented herein.

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putting instruments, golf shafts, golf grips, and other golf-related products. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States. The Company anticipates expansion into golf apparel and other golf related product lines to enhance its growth. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand.

The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States, Japan, and South Korea.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. We believe that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. For further information, refer to the financial statements and the notes thereto included elsewhere in the registration statement.

The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2023.

Effects of COVID-19

In January 2020, the World Health Organization (the “WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) that originated in Wuhan, China and generated significant risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in global exposure. The COVID-19 pandemic is disrupting businesses and affecting production and sales across a range of industries, as well as causing volatility in the financial markets. The extent of the impact of the COVID-19 pandemic on the Company’s consumer demand, sales, and financial performance will depend on certain developments, including, among other things, the duration and spread of the outbreak and the impact on the Company’s consumers and employees, all of which are uncertain and cannot be predicted. Management is actively monitoring this situation and potential impacts on our financial condition, liquidity, and results of operations.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, during the three months ended March 31, 2023, the Company recorded a net loss of $917,000, used cash in operations of $186,000, and has a stockholders’ deficit of $2,511,000 as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2022, has also expressed substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-24

At March 31, 2023, the Company had cash on hand in the amount of $26,000, and restricted cash in the amount of $4,000. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case or equity financing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts receivables, assumptions used in valuing inventories at net realizable value, impairment testing of recorded long-term tangible and intangible assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and assumptions used in valuing warrant liabilities, and assumptions used in the determination of the Company’s liquidity.

Accounts Receivable

Accounts receivable are generally recorded at the invoiced amounts net of an allowance for expected losses. The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding. The allowance for accounts receivable is established through a provision reducing the carrying value of receivables. At March 31, 2023 and December 31, 2022, management determined that no allowance was necessary.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriters of the IPO’ fees incurred related to equity financing. These deferred offering costs are deferred and then charged against the gross proceeds received once the equity financing occurs or are charged to expense if the financing does not occur.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon shipment from our facilities. The Company’s performance obligations are satisfied at that time. The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer.

All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

The Company does not allow for returns, except for damaged products when the damage occurred pre-fulfillment. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

F-25

The following table presents our net sales by revenue source, and the period-over-period percentage change, for the period presented:

	Three Months Ended March 31,
	2023	2022
Net Sales Source	Revenue	Revenue	% Change
Distributors	$80,000	$41,000	95%
Online Sales	45,000	33,000	36%
Shipping	2,000	1,000	100%
Sales discounts	(37,000)	(10,000)	270%
Net Sales	$90,000	$65,000	38%

The following table presents our net sales by product lines for the period presented:

	Three Months Ended March 31,
	2023	2022
Product Line	Revenue	Revenue
Golf Putters	$125,000	$73,000
Accessories	-	1,000
Shipping	2,000	1,000
Sales discounts	(37,000)	(10,000)
Net Sales	$90,000	$65,000

Loss per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

F-26

For the three months ended March 31, 2023 and 2022, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	March 31, 2023	March 31, 2022
Options	2,290,835	-
Common stock subject to possible redemption	561,375	-
Common stock issuable	-	158,371
Total	2,852,210	158,371

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expense. Advertising costs aggregated $38,000 and $63,000 for the three months ended March 31, 2023 and 2022, respectively.

Research and Development

Research and development expenses consist primarily of personnel costs, prototype expenses, and consulting services associated with research and development equipment. Research and development costs are expensed as incurred.

For the three months ended March 31, 2023 and 2022, research and development costs were $25,000 and $2,000, respectively.

Stock-Based Compensation

The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option or warrant grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the agriculture technology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the three months ended March 31, 2023 and 2022, common shares of the Company were not publicly traded. As such, during the period, the Company estimated the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

F-27

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. Accounting Standards Codification Section 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, inventory, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Concentrations of Risk

Cash Balances. The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $270,000. From time to time, however, the Company may be exposed to risk for the amounts of funds held in bank accounts in excess of the FDIC limit. To minimize the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. All of the non-interest bearing cash balances were fully insured at March 31, 2023 and December 31, 2022.

Net sales. During the three months ended March 31, 2023, the Company’s two largest customers classified as distributors, accounted for 48% and 10% of net sales, respectively. No other customers exceeded 10% of net sales. During the three months ended March 31, 2023, 48% of the Company’s net sales were in South Korea, and 52% of the Company’s net sales were in the United States.

During the three months ended March 31, 2022, two Company customers classified as distributors accounted for 56% and 11% of net sales. No other customers exceeded 10% of net sales. During the three months ended March 31, 2022, 56% of the Company’s net sales were in Japan, and 44% of the Company’s net sales were in the United States.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 was effective for the Company beginning January 1, 2023. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Other recent accounting pronouncements issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 – INVENTORY

Inventory is valued at the lower of cost (first-in, first-out) or net realizable value, and net of reserves is comprised of the following:

	March 31, 2023	December 31, 2022
Raw materials, net	$19,000	$42,000
Finished goods, net	76,000	100,000
Total	$95,000	$142,000

At March 31, 2023 and December 31, 2022, inventory presented above is net of a reserve for slow moving and potentially obsolete inventory of $97,000 and $73,000, respectively.

F-28

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	March 31, 2023	December 31, 2022
Machinery & Equipment	$133,000	$133,000
Accumulated depreciation	(16,000)	(11,000)
Property and equipment, net	$117,000	$122,000

Depreciation expense is included in selling, general and administrative expenses in the accompanying Statements of Operations. For the three months ended March 31, 2023 and 2022, depreciation expense was $5,000 and $0, respectively.

NOTE 5 – ACCRUED PAYROLL TO EXECUTIVES

Several executives, including the Company’s Chief Executive, Chief Technology, and Chief Financial Officers, have elected to defer payment of their employment compensation. The amounts due are unsecured, non-interest bearing, and with no formal terms of repayment. The aggregate balance of the compensation owed to the senior executives was $1,453,000 and $1,095,000 as of March 31, 2023 and December 31, 2022, respectively.

NOTE 6 – EQUIPMENT PURCHASE OBLIGATION

On April 1, 2022, the Company entered into an equipment purchase obligation (“Obligation”) in the amount of $58,000. The Obligation bears no interest and requires twelve equal monthly payments of approximately $5,000. At the completion of the twelve monthly payments, equipment title transfers to the Company. The balance remaining was $15,000 at December 31, 2022. During the three months ended March 31, 2023, the Company paid $15,000, leaving no remaining balance at March 31, 2023.

NOTE 7 – RELATED PARTY LOANS

Related party loans consist of the following at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022

Line of credit to related party – Akinobu Yorihiro (a)	$67,000	$67,000
Line of credit to related party – Tim Triplett (b)	77,000	76,000
Line of credit to related party – GML Holdings (c)	152,000	151,000
Line of credit to related party – NXV (d)	19,000	19,000
Secured promissory note to related party – Michael Keller (e)	233,000	224,000
Total	$548,000	$537,000

(a)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Akinobu Yorihiro. Akinobu Yorihiro is a co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $67,000 and $67,000, respectively.

F-29

(b)	On April 1, 2019, the Company entered into a Line of Credit Agreement with Tim Triplett. Tim Triplett is co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $100,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $77,000 and $76,000, respectively.

(c)	On August 1, 2018, the Company entered into a Line of Credit Agreement with GML Holdings. GML Holdings is owned by Akinobu Yorihiro, co-founder, Director, Chief Technology Officer, and Chief Legal Officer of the Company. The agreement established a revolving line of credit in the amount of up to $250,000. Advances under this line of credit are unsecured and bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $152,000 and $151,000, respectively.

(d)	On March 1, 2018, the Company entered into a Line of Credit Agreement with NXV. NXV is owned by Akinobu Yorihiro, co-founder, Director and Chief Technology Officer, and Chief Legal Officer of the Company, and Tim Triplett, co-founder, Director, President and Chief Executive Officer of the Company. The agreement established a revolving line of credit in the amount of up to $40,000. Advances under this line of credit bear interest at the rate of 2.00 percent per annum. The Line of Credit Agreement shall become payable when the Company has sufficient cash to repay the loan, as determined in the sole discretion of the Company; provided, however, that the entire amount of the Loan shall become due and payable upon the earliest to occur of: the date the Company’s cash balance equals or exceeds $1,000,000; the Company’s insolvency; appointment of a receiver for all or a part of the Company’s assets; the assignment by the Company for the benefit of creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $19,000 and $19,000, respectively.

(e)	On May 23, 2022, the Company entered into a secured promissory note (“Note”) with Michael Keller, the Company’s Chief Financial Officer, in the principal amount of $200,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $233,000 and $224,000, respectively.

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NOTE 8 – NOTES PAYABLE

Notes payable consist of the following at March 31, 2023 and December 31,2022:

	March 31, 2023	December 31, 2022

Note payable (a)	$114,000	$109,000
Note payable (b) – past due	279,000	275,000
Total	$393,000	$384,000

(a)	On July 15, 2022, the Company entered into a unsecured promissory note (“Note”) with a private party (“Lender”), in the principal amount of $100,000, which bears interest at the rate of twenty (20) percent per annum. The full balance of the Note, including accrued interest, is due and payable in one lump sum payment on the earlier to occur of: (a) the one year anniversary of the Note or (b) 15th day following the receipt by the Company of the proceeds from the anticipated initial public offering of the Company’s common stock. The Note is secured by all inventory of the Company, which shall transfer to the possession and ownership of the lender immediately if the Company defaults on its repayment obligations. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $114,000 and $109,000, respectively.

(b)	On November 9, 2022, the Company entered into a promissory note (“Note”) for $250,000. The Company promises to pay to the order of Lender the sum of two hundred fifty thousand dollars ($250,000), together with a single payment of 10% of the total loan within 90 days of the loan, plus a 20% per annum on the balance if it is not paid within 90 days of the loan. The full balance of this Note is due and payable in one lump sum payment on the earlier to occur of: (a) 90 days from receipt of funds, (b) the one-year anniversary of this Note or (c) no more than 15 days following the receipt by Borrower of the proceeds from the anticipated initial public offering of Borrower’s common stock. Notwithstanding anything to the contrary herein and regardless of when the Note is repaid in full, the minimum interest payment due to Lender shall be $25,000. At March 31, 2023 and December 31, 2022, outstanding principal and accrued interest totaled $279,000 and $275,000, respectively.

NOTE 9 – LEASE LIABILITIES

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company leases its office and warehouse locations, and certain warehouse equipment. Leases with an initial term of 12 months or less are not included on the balance sheets.

On April 1, 2022, the Company entered a facility lease for a 4,000 square foot facility in St. Joseph, Missouri, to expand its manufacturing business to include advanced premium golf shafts. The lease is for 24-months, and the monthly rent is approximately $1,500. On January 1, 2023, the Company amended its lease by adding an additional 5,000 square feet and extending the lease term. The amended lease is for 24-months from January 1, 2023 , and the monthly rent is approximately $3,000.

The Company’s ROU asset balance was $22,000 as of December 31, 2022. During the three months ended March 31, 2023, the Company added $43,000 of ROU assets related to the amended lease discussed above and recorded a reduction of ROU assets of $7,000 related to its leases, resulting in an ROU asset balance of $58,000 as of March 31, 2023.

The Company’s lease liability balance was $23,000 as of December 31, 2022. During the three months ended March 31, 2023, the Company recorded a lease liability of $43,000 related the amended lease discussed above and made payments of $8,000 against its operating lease liability, resulting in a lease liability of $58,000, of which the current portion of lease liability was $32,000, leaving a long-term lease liabilities balance of $26,000.

During the three months ended March 31, 2023 and 2022, lease costs totaled approximately $14,000 and $12,000, respectively.

As of March 31, 2023, the weighted average remaining lease terms for operating lease is 1.75 years, and the weighted average discount rate for operating lease is 10.00%.

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Future minimum lease payments under the leases are as follows:

Years Ending December 31,	Amount
2023 (remaining)	$27,000
2024	36,000
Total payments	63,000
Less: Amount representing interest	(5,000)
Present value of net minimum lease payments	58,000
Less: Current portion	(32,000)
Non-current portion	$26,000

NOTE 10 – SECURITIES PURCHASE AGREEMENT SUBJECT TO REDEMPTION

On January 30, 2022, the Company entered into a Securities Purchase Agreement (“SPA”) with Speicher Limited (“Investor”) to which the Investor agreed to purchase 561,375 shares of the Company’s common stock in a private placement. The purchase price per share of common stock was $1.07, and the net proceeds to the Company was $600,000. The net proceeds are to pay for expenses associated with the Company’s planned Initial Public Offering the (“Listing”). The receipt of SPA proceeds of $600,000 was scheduled as follows: (i) $250,000 on completion of tasks defined in the SPA, (ii) $250,000 on or before submission of a Form S-1 in relation to the Company’s Listing; and (iii) $100,000 before Listing or as and when requested by the Company to pay for professional fees and expenses in connection with the listing after the submission of Form S-1. During the year ended December 31, 2022, the Company issued 561,375 shares of the Company’s common stock and received partial proceeds of $420,000, of which $24,000 remains in an escrow account as of December 31, 2022. The remaining balance to be disbursed to the Company was $180,000 as of December 31, 2022. During the three months ended March 31, 2023, the Company received partial proceeds of $60,000, of which $4,000 remains in an escrow account as of March 31, 2023. The remaining balance to be disbursed to the Company was $120,000 as of March 31, 2023.

In accordance with the SPA, the Company granted the Investor the right to require the Company to repurchase the Investor’s shares of the Company’s common stock at a price of $1.07 per share only on the event of default making the Listing unsuccessful and within five business days on receipt of written notice. If the Listing does not occur on or before May 31, 2023, as amended, and such failure to occur is not due to the Company’s Default, as defined in the SPA, then neither party shall owe the other any further payment under the SPA. The provision herein would require a potential cash settlement of the company which prohibit the presentation of this instrument as part of permanent equity. As such the amounts will be reflected as a mezzanine financing.

NOTE 11 – STOCKHOLDERS’ DEFICIT

Recapitalization

On March 18, 2022, the Company converted into a Delaware corporation named Sacks Parente Golf, Inc. Pursuant to our Plan of Conversion, all of the outstanding ownership interests in Sacks Parente Golf Company, LLC, and rights to receive such interest were converted into and exchanged for 11,250,000 shares of capital stock of Sacks Parente Golf, Inc. All share and per shares amounts were retroactively restated as if the conversion occurred at the beginning of the earliest period presented.

Common Stock Issued for Services

On March 6, 2023, the Company entered into a Management Services Agreement (“MSA”) with Steve Handy to serve in the role as the Company’s Chief Financial Officer. As part of an agreement, the Company issued 50,000 shares of restricted common stock with immediate vesting, which the Company determined had a fair value of $225,000, or $4.50 per share. The fair value of $225,000 was recorded as a component of selling, general, and administrative expenses on the Statements of Operations during the three months ended March 31, 2023.

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Equity Incentive Plans

Summary of Options

A summary of stock options for the three months ended March 31, 2023 is as follows:

		Weighted
	Number of	Average
	Options	Exercise Price
Balance outstanding, December 31, 2022	2,220,835	$1.00
Options granted	70,000	1.07
Balance outstanding, March 31, 2023	2,290,835	$1.00
Balance exercisable, March 31, 2023	1,989,307	$1.00

Information relating to outstanding options at March 31, 2023, summarized by exercise price, is as follows:

	Outstanding			Exercisable
			Weighted		Weighted
Exercise Price		Life	Average		Average
Per Share	Shares	(Years)	Exercise Price	Shares	Exercise Price
$1.00	2,220,835	4.09	$1.00	1,989,307	$1.00
$1.07	70,000	4.94	1.07	-	$1.07
	2,290,835	4.12	$1.00	1,989,307	$1.00

On March 6, 2023, the Company granted its Chief Financial Officer options to purchase 70,000 shares of common stock under the Company’s 2022 Equity Incentive Plan, at an exercise price of $1.07 per common share, vesting for a six-month period, and an expiration period of five years. The total fair value of these options at grant date was approximately $274,000, which was determined using a Black-Scholes-Merton option pricing model with the following weighted average assumptions: fair value of our stock price of $4.50 per share, based on the Company’s current public offering price, the expected term of three years, volatility of 111%, dividend rate of 0%, and risk-free interest rate of 4.61%.

During the three months ended March 31, 2023 and 2022, the Company recognized approximately $63,000 and $0 of compensation expense, respectively, relating to vested stock options. As of March 31, 2023, the aggregate amount of unvested compensation related to stock options was approximately $400,000 which will be recognized as an expense as the options vest in future periods through July 2025.

As of March 31, 2023, the outstanding and exercisable options have an intrinsic value of approximately $8.0 million and $7.0 million, respectively. The aggregate intrinsic value was calculated as the difference between the estimated market value of $4.50 per share as of March 31, 2023, and the exercise price of the outstanding options.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring from April 1, 2023, through May 24, 2023, the date the financial statements were issued.

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SACKS PARENTE GOLF, INC.

Common Stock

Prospectus

August 23, 2023